UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Zoom Video Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(Check all boxes that apply):
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) and 0-11.

ZOOM VIDEO COMMUNICATIONS, INC.
55 ALMADEN BLVD., 6TH FLOOR
SAN JOSE, CALIFORNIA 95113
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PACIFIC TIME ON THURSDAY, JUNE 15, 2023
Dear Stockholders of Zoom Video Communications, Inc.:
We cordially invite you to attend the 2023 annual meeting of stockholders (the “Annual Meeting”) of Zoom Video Communications, Inc., a Delaware corporation, which will be held as a virtual meeting on Thursday, June 15, 2023 at 10:00 a.m. Pacific Time. You can attend the Annual Meeting via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/ZM2023 where you will be able to view the meeting live, submit questions (before and during the meeting) and vote online.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect the three nominees for Class I directors named in the accompanying proxy statement to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024;
3.To solicit an advisory vote to approve the compensation of our named executive officers; and
4.To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on April 17, 2023 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record on April 17, 2023 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about May 5, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the Annual Meeting.
We appreciate your continued support of Zoom.

By order of the Board of Directors,

/s/ Eric S. Yuan
Eric S. Yuan
President, Chief Executive Officer and Chairman of the Board
San Jose, California
May 5, 2023

i.

ii.

ZOOM VIDEO COMMUNICATIONS, INC.
PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PACIFIC TIME ON THURSDAY, JUNE 15, 2023
We are providing you with these proxy materials in connection with the solicitation of proxies by our board of directors (the “Board of Directors” or "Board") for use at the 2023 annual meeting of stockholders of Zoom Video Communications, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held as a virtual meeting on Thursday, June 15, 2023 at 10:00 a.m. Pacific Time via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/ZM2023 where you will be able to listen to the meeting live, submit questions (before and during the meeting) and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about May 5, 2023 to all stockholders entitled to vote at the Annual Meeting.
A list of stockholders entitled to vote will be available for 10 days prior to the Annual Meeting at our headquarters, 55 Almaden Blvd., 6th Floor, San Jose, California 95113. If you would like to view the stockholder list, please contact our Investor Relations department via email at investors@zoom.us or at 1-888-799-9666 to schedule an appointment.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why are you holding a virtual Annual Meeting?
Our Annual Meeting will be held solely in a virtual format, which will be conducted via a live video webcast and online stockholder tools. We are using the virtual format to facilitate stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting and as time permits.
How do I attend the Annual Meeting?
You will be able to attend the virtual Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the virtual meeting by visiting www.virtualshareholdermeeting.com/ZM2023. To participate in the Annual Meeting online, you will need the control number included on your proxy card. The Annual Meeting webcast will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:55 a.m. Pacific Time and you should allow sufficient time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting website log-in page.
1.

What matters am I voting on?
You will be voting on:
•the election of the three nominees for Class I directors named herein to serve until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024;
•advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and
•any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
How does the Board of Directors recommend I vote on these proposals?
Our Board of Directors recommends a vote:
•“FOR” the election of Eric S. Yuan, Peter Gassner, and Lieut. Gen. H.R. McMaster as Class I directors;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024; and
•“FOR” advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules.
Who is entitled to vote?
Holders of either class of our common stock as of the close of business on April 17, 2023 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, there were 250,743,142 shares of our Class A common stock outstanding and 46,669,611 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.  Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B Common Stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures, including any requirements to obtain a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
2.

How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 14, 2023 (have your Notice or proxy card in hand when you visit the website);
•by toll-free telephone until 11:59 p.m. Eastern Time on June 14, 2023 at 1-800-690-6903 (be sure to have your Notice or proxy card in hand when you call);
•by completing and mailing your proxy card so it is received prior to the Annual Meeting (if you received printed proxy materials); or
•by attending and voting at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/ZM2023, where stockholders may vote and submit questions (before and during) the Annual Meeting (have your Notice or proxy card in hand when you visit the website).
Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. You must follow the instructions provided by your brokerage firm, bank, or other similar organization for your bank, broker or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the Internet, including by providing you with a 16-digit control number via email or on your Notice or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the Internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your Notice or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain a valid legal proxy. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain a valid legal proxy either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.
What is the vote required to approve each proposal?
•Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 2: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024, requires the affirmative vote of a majority of the voting power of the shares of our common stock present or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
3.

•Proposal No. 3: Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Secretary of Zoom Video Communications, Inc., in writing received at the following address by the close of business on the business day immediately preceding the Annual Meeting, at Zoom Video Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113; or
•attending and voting at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Eric S. Yuan, Kelly Steckelberg, and Jeff True have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 5, 2023 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
4.

How are proxies solicited for the Annual Meeting?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, online, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on the sole “routine” matter being voted on at the Annual Meeting: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
Zoom Video Communications, Inc.
Attention: Investor Relations
55 Almaden Blvd., 6th Floor
San Jose, California 95113
Tel: 1-888-799-9666
Email: investors@zoom.us
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
5.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than January 6, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Zoom Video Communications, Inc.
Attention: Corporate Secretary
55 Almaden Blvd., 6th Floor
San Jose, California 95113
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2024 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•not earlier than February 16, 2024; and
•not later than the close of business on March 17, 2024.
In the event that we hold the 2024 annual meeting of stockholders more than 30 days before or after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2024 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to the 2024 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of our 2024 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
6.

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
You may contact our Secretary at the address set forth above for a copy of the relevant amended and restated bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
7.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board of Directors, which is currently composed of nine members. Eight of our directors are independent within the meaning of the listing standards of The Nasdaq Stock Market. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
The following table sets forth the names, ages as of March 31, 2023, and certain other information for each of the members of our Board of Directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board of Directors:

Directors with Terms Expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Eric S. Yuan	I	53	President, Chief Executive Officer and Chairman of the Board	2011	2023	2026
Peter Gassner	I	58	Director	2015	2023	2026
Lieut. Gen. H.R. McMaster(3)(4)	I	60	Director	2020	2023	2026
Continuing Directors
Jonathan Chadwick(1)	II	57	Director	2017	2024	—
Cindy Hoots(1)(4)	II	55	Director	2022	2024	—
Dan Scheinman(1)(2)	II	60	Lead Independent Director	2013	2024	—
William R. McDermott(2)	III	61	Director	2022	2025	—
Janet Napolitano(4)	III	65	Director	2020	2025	—
Santiago Subotovsky(2)(3)	III	45	Director	2014	2025	—
_______________
(1)Member of our Audit Committee
(2)Member of our Compensation Committee
(3)Member of our Nominating and Corporate Governance Committee
(4)Member of our Cybersecurity Risk Management Committee
Nominees for Director
Eric S. Yuan. Mr. Yuan is the founder of our company and has served as the Chairman of our Board of Directors, President and Chief Executive Officer since June 2011. From May 2007 to June 2011, Mr. Yuan served as Corporate Vice President of Engineering at Cisco Systems, Inc. ("Cisco"), a multinational technology company. Mr. Yuan served in various roles, most recently as Vice President of Engineering, at WebEx Communications, Inc. ("WebEx"), an internet company, from August 1997 until its acquisition by Cisco in May 2007. Mr. Yuan holds a Bachelor’s degree in Applied Math from Shandong University of Science & Technology and a Master’s degree in engineering from China University of Mining & Technology.
Mr. Yuan was selected to serve on our Board of Directors because of the perspective and experience he brings as our founder, as well as his extensive experience with technology companies.
8.

Peter Gassner. Mr. Gassner has served as a member of our Board of Directors since October 2015. Since January 2007, Mr. Gassner has served as Chief Executive Officer and a member of the board of directors of Veeva Systems Inc., a cloud computing company. Prior to that, from July 2003 to June 2005, Mr. Gassner served as Senior Vice President of Technology at salesforce.com, inc., a global leader in CRM. From January 1995 to June 2003, Mr. Gassner served as Chief Architect and General Manager of PeopleTools at PeopleSoft, Inc., a company providing human resources management systems acquired by Oracle. Mr. Gassner previously served on the board of directors of Guidewire Software, Inc., a software publisher. Mr. Gassner holds a B.S. in Computer Science from Oregon State University.
We believe Mr. Gassner is qualified to serve as a member of our Board of Directors because of his significant management experience in the technology industry and service on the boards of directors of various public companies.
Lieut. Gen. H.R. McMaster, U.S. Army, retired. General McMaster has served as a member of our Board of Directors since May 2020. Since September 2018, he has served at Stanford University as the Fouad and Michelle Ajami Senior Fellow at the Hoover Institution, the Susan and Bernard Liautaud Fellow at the Freeman Spogli Institute and as lecturer at the Graduate School of Business. He served as a commissioned officer in the United States Army for 34 years until his retirement in June 2018. From February 2017 to April 2018, General McMaster was the 26th Assistant to the President for National Security Affairs. General McMaster holds a B.S. from the United States Military Academy at West Point and a M.A. and Ph.D. in History from the University of North Carolina at Chapel Hill.
We believe General McMaster is qualified to serve as a member of our Board of Directors because of his significant experience in leading large organizations, his knowledge of foreign affairs, and his expertise in strategic assessment and planning.
Continuing Directors
Jonathan Chadwick. Mr. Chadwick has served as a member of our Board of Directors since September 2017. Since April 2016, Mr. Chadwick has been a private investor. From November 2012 to April 2016, Mr. Chadwick served as Chief Financial Officer, Chief Operating Officer and Executive Vice President of VMware. From March 2011 until October 2011, he served as the Chief Financial Officer of Skype Communication S.a.r.l., a voice over IP (VoIP) service company, and from October 2011 until November 2012, as a Corporate Vice President of Microsoft Corporation, a technology company, after its acquisition of Skype Communication S.a.r.l. From June 2010 until February 2011, Mr. Chadwick served as Executive Vice President and Chief Financial Officer of McAfee, Inc., a security software company, until its acquisition by Intel Corporation. From September 1997 until June 2010, Mr. Chadwick served in various executive roles at Cisco. He also worked for Coopers & Lybrand, an accounting firm (now PricewaterhouseCoopers) in various roles in the United States and United Kingdom. He currently serves on the boards of directors of ServiceNow, Inc., a public digital workflow company, Elastic N.V., a search and data analysis company, Confluent, Inc., a data infrastructure company, Samsara Inc., an IoT software company, and various private companies. He previously served on the board of directors of Cognizant Technology Solutions Corporation, an IT business services provider, and F5 Networks, Inc., an application networking delivery company. Mr. Chadwick qualified as a Chartered Accountant in England and holds a B.Sc. degree in Electrical and Electronic Engineering from the University of Bath.
We believe Mr. Chadwick is qualified to serve as a member of our Board of Directors because of his significant financial expertise as a Chief Financial Officer and service on the boards of directors of various public companies.
9.

Cindy Hoots. Ms. Hoots has served as a member of our Board of Directors since January 2023. Ms. Hoots has served as the Chief Digital Officer and Chief Information Officer at AstraZeneca PLC, a pharmaceutical company, since January 2020. From January 2018 to December 2019, she served as Global Vice President of Technology of Unilever PLC, a multinational consumer goods company. Prior to joining Unilever, Ms. Hoots served as Vice President of Next Generation Products, Commercial and Digital Transformation at British American Tobacco plc, a multinational tobacco manufacturing company, from 2016 to 2018. Ms. Hoots holds a B.S. in computer information systems from DeVry Institute of Technology.
We believe Ms. Hoots is qualified to serve as a member of our Board of Directors because of her significant cybersecurity and technology expertise.
Dan Scheinman. Mr. Scheinman has served as a member of our Board of Directors since January 2013. Since April 2011, Mr. Scheinman has served as an angel investor. From January 1997 to April 2011, Mr. Scheinman served in various roles at Cisco, most recently as Senior Vice President, Cisco Media Solutions Group. He currently serves on the boards of directors of Arista Networks, Inc., a cloud networking company, SentinelOne, Inc., a cybersecurity company, and several private companies. Mr. Scheinman holds a B.A. degree in Politics from Brandeis University and a J.D. from the Duke University School of Law.
We believe Mr. Scheinman is qualified to serve as a member of our Board of Directors because of his significant knowledge of our company and the technology industry.
William R. McDermott. Mr. McDermott has served as a member of our Board of Directors since March 2022. Since November 2019, Mr. McDermott has served as the Chief Executive Officer and a member of the board of directors of ServiceNow, Inc. (“ServiceNow”), a public digital workflow company. From 2010 through 2014, Mr. McDermott served as Co-Chief Executive Officer, and from 2014 until October 2019, as sole Chief Executive Officer, of SAP SE (“SAP”), a multinational software company providing enterprise software. Mr. McDermott joined SAP in 2002 as Chief Executive Officer of SAP America, Inc., and served on the SAP Executive Board from 2008 until October 2019. Prior to joining SAP, Mr. McDermott served as Executive Vice President of Worldwide Sales and Operations at Siebel Systems, Inc. from 2001 to 2002 and served as President of Gartner, Inc. from 2000 to 2001. Mr. McDermott currently serves on the board of directors of Fisker Inc., an automotive technology company. Mr. McDermott previously served on the board of directors of Under Armour, Inc., a sporting goods company, ANSYS, Inc., a provider of engineering and simulation software and technologies, and SecureWorks Corp., a provider of intelligence-driven information security solutions. Mr. McDermott holds a B.A. in business management from Dowling College and an M.B.A from Northwestern University’s Kellogg School of Management, and has completed the Executive Development Program at the Wharton School of Business.
We believe Mr. McDermott is qualified to serve as a member of our Board of Directors because of his significant expertise as a Chief Executive Officer in the technology industry and service on the boards of directors of various public companies.
Janet Napolitano. Ms. Napolitano has served as a member of our Board of Directors since November 2020. Ms. Napolitano is a professor at the University of California Berkeley’s Goldman School of Public Policy. She previously served as President of the University of California from September 2013 until her departure in August 2020. Prior to her time serving as the President of the University of California, she served as the U.S. Secretary of Homeland Security from 2009 to 2013, as governor of the state of Arizona from 2003 to 2009, as attorney general of Arizona from 1998 to 2003 and as U.S. attorney for the District of Arizona from 1993 to 1997. Ms. Napolitano currently serves on the board of directors of Vir Biotechnology, Inc., a clinical-stage immunology company. Ms. Napolitano holds a B.S. in political science from Santa Clara University and a J.D. from the University of Virginia School of Law.
We believe Ms. Napolitano is qualified to serve as a member of our Board of Directors because of her extensive leadership experience in both education and government.

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Santiago Subotovsky. Mr. Subotovsky has served as a member of our Board of Directors since December 2014. Mr. Subotovsky is a General Partner at Emergence Capital, a venture capital firm, and has been with that firm since 2010. In 1999, Mr. Subotovsky founded AXG Tecnonexo, an e-learning vendor in Latin America. Mr. Subotovsky currently serves on the boards of directors of several private companies. He holds a B.S. in Economics from Universidad de San Andrés in Argentina and an MBA from Harvard Business School. Mr. Subotovsky is an Endeavor Entrepreneur and Kauffman Fellow.

We believe Mr. Subotovsky is qualified to serve on our Board of Directors because of his market knowledge and his experience serving as a director of various private companies.

The table below provides information related to the composition of our Board members and nominees. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of May 5, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	0	1
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	1

Director Independence
Our Class A common stock is listed on the Nasdaq Global Select Market. Under the listing standards of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of The Nasdaq Stock Market. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of The Nasdaq Stock Market.
Our Board of Directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that each of Mses. Hoots and Napolitano, General McMaster, and Messrs. Chadwick, Gassner, McDermott, Scheinman, and Subotovsky do not have a relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these
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directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. Kimberly L. Hammonds and Carl Eschenbach, who each served on our Board of Directors for part of fiscal year 2023, were also independent during their time on our Board of Directors. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”
Board Leadership Structure
Eric S. Yuan currently serves as both the Chairman of our Board of Directors and as our Chief Executive Officer. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Yuan brings company-specific experience and expertise. As our founder, Mr. Yuan is best positioned to identify strategic priorities, lead critical discussion and execute our business plans. We believe that the structure of our Board of Directors and its committees provides effective independent oversight of management while Mr. Yuan’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.
Lead Independent Director
Our Corporate Governance Guidelines provide that if the Chairman of our Board of Directors is not an independent director, our independent directors will designate one of the independent directors to serve as Lead Independent Director. Because Mr. Yuan is our Chairman and Chief Executive Officer, our Board of Directors, including the independent directors, has appointed Dan Scheinman to serve as our Lead Independent Director. As Lead Independent Director, Mr. Scheinman presides over regularly scheduled executive sessions of our independent directors, coordinate activities of the independent directors, presides over any portions of meetings of our Board of Directors at which the performance of our Board of Directors is presented or discussed, and performs such additional duties as our Board of Directors otherwise determines and delegates.
Board and Stockholder Meetings and Committees
During our fiscal year ended January 31, 2023, our Board of Directors held four meetings (including regularly scheduled and special meetings), and each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.
We encourage our directors to attend our annual meeting of stockholders. All but two of our then-serving directors attended the annual meeting of stockholders in 2022. The two directors were unable to attend due to pre-existing scheduling conflicts.
Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Cybersecurity Risk Management Committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.
Audit Committee
Our Audit Committee consists of Messrs. Chadwick, Scheinman and Ms. Hoots. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements under the listing standards of The Nasdaq Stock Market and Rule 10A-3(b)(1) of the Exchange Act. Mr. Eschenbach also served on our Audit Committee during fiscal year 2023 until his resignation from our Board of Directors in January 2023. The chair of our Audit Committee is Mr. Chadwick. Our Board of Directors has determined that Mr. Chadwick is an
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“audit committee financial expert” within the meaning of SEC regulations. Each director who served on our Audit Committee during fiscal year 2023 can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of his employment.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:
•helping our Board of Directors oversee our corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related person transactions; and
•pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. A copy of the charter of our Audit Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2023, our Audit Committee held 10 meetings.
Compensation Committee
Our Compensation Committee consists of Messrs. McDermott, Scheinman and Subotovsky. The chair of our Compensation Committee is Mr. Scheinman. Our Board of Directors has determined that each member of the Compensation Committee is independent, under the listing standards of The Nasdaq Stock Market, and each member of the Compensation Committee is, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•reviewing and recommending to our Board of Directors the compensation of our directors;
•administering our equity incentive plans and other benefit programs;
•reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and
•reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.
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Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. A copy of the charter of our Compensation Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2023, our Compensation Committee held six meetings.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of General McMaster and Mr. Subotovsky. Ms. Hammonds also served on our Nominating and Corporate Governance Committee during fiscal year 2023. The chair of our Nominating and Corporate Governance Committee is Mr. Subotovsky. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of The Nasdaq Stock Market.
Specific responsibilities of our Nominating and Corporate Governance Committee include:
•considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;
•developing and making recommendations to our Board of Directors regarding corporate governance guidelines and related matters;
•overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors;
•reviewing our company’s practices and initiatives with respect to environmental, social and governance (“ESG”) matters expected to have a significant impact on our company’s performance, business activities or reputation; and
•reviewing our company’s succession planning process for our Chief Executive Officer and other members our executive management team, and assisting our Board of Directors in evaluating potential successors for these roles.
Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of The Nasdaq Stock Market. A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2023, our Nominating and Corporate Governance Committee held four meetings.
Cybersecurity Risk Management Committee
Our Cybersecurity Risk Management Committee consists of Ms. Hoots, General McMaster and Ms. Napolitano. Ms. Hammonds also served on our Cybersecurity Risk Management Committee during fiscal year 2023. The chair of our Cybersecurity Risk Management Committee is Ms. Hoots.
Specific responsibilities of our Cybersecurity Risk Management Committee include:
•overseeing the quality and effectiveness of our policies and procedures with respect to our information technology and network systems, including encryption, network security and data security, as well as access to such systems;
•reviewing and providing oversight on our policies and procedures in preparation for responding to any data security incidents; and
•overseeing management of internal and external risks related to our information technology systems and processes, including encryption, network security, data security, risk management frameworks, and any internal or third-party audits of such systems and processes.
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A copy of the charter of our Cybersecurity Risk Management Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2023, our Cybersecurity Risk Management Committee held five meetings.
Compensation Committee Interlocks and Insider Participation
As mentioned above, our Compensation Committee consists of Messrs. McDermott, Scheinman and Subotovsky. None of the members of our Compensation Committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, including director candidates nominated by stockholders, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all Board of Directors and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our Board of Directors believes that it should be a diverse body, and our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. As set forth in our Corporate Governance Guidelines, in making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee considers, among other factors, diversity factors, including race, ethnicity, gender, age and sexual orientation, among others. In furtherance of the foregoing, where a third-party search firm is engaged and requested to furnish a list of possible director candidates to us, such firm will be instructed to include women and candidates from underrepresented communities who meet the applicable business and search criteria. Our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual Board of Directors and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of our company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our
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business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our General Counsel or our Legal Department at Zoom Video Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113. To be timely for our 2024 annual meeting of stockholders, our General Counsel or Legal Department must receive the nomination no earlier than February 16, 2024 and no later than March 17, 2024.
Communications with the Board of Directors
Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our General Counsel at Zoom Video Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113. If an interested party wishes to contact the independent members of our Board of Directors, the interested party should address such communication to the attention of the Lead Independent Director at the address above. Our General Counsel, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chairman of our Board of Directors.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at https://investors.zoom.us/corporate-governance. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cyber security, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of our senior management team at quarterly meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deem appropriate.
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While our Board of Directors is ultimately responsible for risk oversight, our board committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our Compensation Committee assesses risks created by the incentives inherent in our compensation policies.
Our Cybersecurity Risk Management Committee and our Board of Directors address the primary cybersecurity risks associated with our business. Our Board of Directors appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In particular, our Board of Directors is committed to the identification, timely detection, protection against, appropriate response to, and mitigation of the effects of cybersecurity threats or incidents on Zoom. Our Cybersecurity Risk Management Committee actively engages in such activities as (a) considering input from the Zoom cybersecurity team and others to better understand the threats to the security of Zoom's services and their impact on Zoom’s business and (b) evaluating methods for validating the effectiveness of Zoom’s cybersecurity efforts.
At periodic meetings of our Board of Directors and its committees, management reports to and seeks guidance from our Board of Directors and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and compliance related risks. In addition, among other matters, management provides our Audit Committee periodic reports on our compliance programs and investment policy and practices.
Prohibition on Hedging, Short Sales and Pledging
Our Board of Directors has adopted an insider trading policy, which prohibits hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, purchasing our Class A common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan. Further, our insider trading policy provides that our directors and executive officers may only trade in our securities through a 10b5-1 trading plan.
Environmental, Social, and Governance ("ESG")
ESG considerations are a key part of our overall business strategy and we are committed to maintaining a strong ESG program and providing transparent disclosure on our ESG initiatives. Our Nominating & Corporate Governance Committee has oversight over reviewing our practices and initiatives with respect to ESG matters expected to have a significant impact on us. We are dedicated to delivering happiness to and caring for our community, customers, and employees. We seek to make the world a better place by providing technology that connects people and organizations, facilitates dialogue, enables education and inclusivity, enhances productivity, facilitates reductions in carbon emissions, and much more. In April 2023, we released our fiscal 2023 ESG Report, which includes information regarding our ESG initiatives and policies, our environmental performance, our commitment to reaching 100% renewable electricity in our operations by 2030, our workforce diversity data, and an index aligned to the Sustainability Accounting Standards Board (SASB) reporting standards. This report, along with further information about our ESG initiatives and policies, will be available on our website. Content available on our website is not incorporated herein and is not part of this proxy statement.
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Non-Employee Director Compensation
We maintain a Non-Employee Director Compensation Policy which provides for cash and equity compensation to directors who are not also serving as an employee or consultant to us (each an “Eligible Director”). The Non-Employee Director Compensation Policy was originally approved by our Board of Directors and effective in May 2019. Our Compensation Committee and Board of Directors periodically review the compensation for our Eligible Directors, with the assistance of their independent compensation consultant, Aon, including by reference to the peer group of companies used for executive compensation purposes and general trends and best practices in our industry for director compensation. When updating the Non-Employee Director Compensation Policy, our Compensation Committee and Board of Directors carefully consider market data analysis and recommendations from Aon, as well as the increased demands on and time commitment required by our directors.
In early fiscal 2023, with the assistance of Aon, our Compensation Committee and Board of Directors reviewed our Non-Employee Director Compensation Policy. This review indicated that our previous structure of granting equity awards intended to compensate our non-employee directors for a three-year period, rather than on an annual basis, was not in line with market and peer practices and the value of such three-year grants, on an annualized basis, fell significantly below the median of our peer companies’ annual grants. Following such a review and after carefully considering the market data analysis and recommendations from Aon, in February 2022, our Compensation Committee recommended, and our Board of Directors approved, shifting our equity compensation approach to structure restricted stock unit awards (“RSUs”) granted to our non-employee directors to generally occur annually, rather than every three years, which we believe aligns more closely with peer company and general market practices and is most appropriate for our Eligible Directors at this time. In November 2022, with the assistance of Aon, our Compensation Committee further reviewed our Non-Employee Director Compensation Policy and, after carefully considering the market data analysis and recommendations from Aon, determined that it was appropriate to increase the service retainer for the chairperson of the Audit Committee by $2,500.
The Non-Employee Director Compensation Policy in place during fiscal 2023 is described below.
Annual Cash Compensation
1.Annual Board Service Retainer:
a.All Eligible Directors: $45,000
b.Chairperson or Lead Independent Director (in lieu of above): $65,000
2.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $12,500
b.Member of the Compensation Committee: $10,000
c.Member of the Nominating and Corporate Governance Committee: $5,000
d.Member of the Cybersecurity Risk Management Committee: $10,000
3.Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.Chairperson of the Audit Committee: $25,000 (increased to $27,500 in November 2022)
b.Chairperson of the Compensation Committee: $20,000
c.Chairperson of the Nominating and Corporate Governance Committee: $10,000
d.Chairperson of the Cybersecurity Risk Management Committee: $20,000

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Equity Compensation
Under the Non-Employee Director Compensation Policy terms in place for fiscal 2023, each Eligible Director is eligible to receive an RSU calculated based on a grant value of $275,000 (the “Target RSU”). The RSU is automatically granted to each Eligible Director at the following times and is pro-rated as described below.
Initial Appointment: At the time an Eligible Director is first elected or appointed to the Board of Directors, on the date of such Eligible Director’s initial election or appointment to the Board (the “Eligibility Date”), such Eligible Director would receive the Target RSU (the “Initial Grant”), pro-rated by the percentage (not to exceed 100%) obtained by dividing the total number of expected calendar days remaining until the first annual meeting of the Company’s stockholders (the “annual meeting”) occurring after the Eligibility Date by 365. The Initial Grant will become fully vested as of the day immediately preceding the first annual meeting date (or, if sooner, the one year anniversary of the grant date of the Initial Grant), subject to the Eligible Director’s continuous service (as defined in the 2019 Plan) through each such applicable vesting date. If an Eligible Director is first elected or appointed to the Board of Directors on the date of an annual meeting, such Eligible Director would receive the Annual Grant (defined below) instead of an Initial Grant.
Re-Election: On the date of each of our annual meetings of stockholders, commencing on the applicable meeting date as described below, each Eligible Director who is (i) nominated at such annual meeting to be re-elected to the Board of Directors to serve a three-year term and (ii) continues to serve as a non-employee member of the Board of Directors following such annual meeting will be granted the Target RSUs (each, an “Annual Grant”). Because certain of our non-employee directors hold outstanding equity awards that were previously granted and structured to provide compensation over a three-year period, the February 2022 shift to annual Target RSUs is phased-in gradually for such directors, to generally correspond to the time when such director’s current outstanding equity awards are expected to be fully vested. Accordingly, the new Annual Grants will begin being granted to our Eligible Directors as follows: at our 2022 annual meeting of stockholders to our Class III Eligible Directors; at the Annual Meeting to our Class I Eligible Directors (and our Class II Eligible Directors who hold Pre-IPO Grants, as described below) and finally at our 2024 annual meeting of stockholders to our remaining Class II Eligible Directors. Any Eligible Directors who join our Board of Directors following the February 2022 amendments to our Non-Employee Director Compensation Policy will receive the Annual Grant beginning with the first annual meeting on or following the date they become Eligible Directors. The Annual Grant will vest in full on the one year anniversary of the grant date (or, if sooner, the day immediately preceding the next annual meeting that occurs following the grant date), subject to the Eligible Director’s continuous service (as defined in the 2019 Plan) through each such applicable vesting date.
In addition, to adjust to the above annual grant schedule, each Class II Eligible Director who held an unvested equity award as of the original May 2019 effective date of the Non-Employee Director Compensation Policy that remained partially unvested as of February 23, 2022 (a “Pre-IPO Grant”) would receive, on the date immediately following the date such Pre-IPO Grant becomes fully vested, a Target RSU (the “Interim Grant”), pro-rated by the percentage (not to exceed 100%) obtained by dividing the total number of expected calendar days remaining until the first annual meeting following the grant date of the Interim Grant by 365. The Interim Grant will become fully vested as of the day immediately preceding the first annual meeting date (or, if sooner, the one year anniversary of the grant date of the Interim Grant), subject to the Eligible Director’s continuous service (as defined in the 2019 Plan) through each such applicable vesting date.
All of the RSUs granted under the Non-Employee Director Compensation Policy are granted under the 2019 Equity Incentive Plan (the “2019 Plan”). All RSUs granted pursuant to the Non-Employee Director Compensation Policy will accelerate and vest in full upon (i) the Eligible Director’s death or disability (as defined in the 2019 Plan) or (ii) a change in control (as defined in the 2019 Plan), subject to the Eligible Director’s continuous service through such date.
The number of shares underlying each RSU granted under the Non-Employee Director Compensation Policy is determined by dividing the applicable grant value for such RSU (as pro-rated if applicable) by a 60-trading day trailing average closing stock price of our Class A common stock. The Compensation Committee uses the 60-
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trading day trailing average closing price, rather than a single day stock price on the date of grant, in order to provide a more stabilized stock value less susceptible to possible swings in the market. The Compensation Committee understands that this process can result in the ultimate grant date value of an award as required to be reported in the Director Compensation Table under ASC 718 being higher or lower than the Target RSU value, but has considered, in consultation with Aon, various approaches to granting equity awards, each of which have advantages and disadvantages, and determined that the process described above is the most appropriate for Zoom at this time.
Non-Employee Director Compensation for Fiscal Year 2023
The following table provides information regarding the total compensation that was earned by each of our non-employee directors in our fiscal year ended January 31, 2023.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jonathan Chadwick(2)	70,510	-	70,510
Peter Gassner(3)	45,000	-	45,000
Cindy Hoots(4)	5,007	104,533	109,540
William R. McDermott(5)	51,984	333,110	385,094
Lieut. Gen. H.R. McMaster(6)	58,492	-	58,492
Janet Napolitano(7)	55,000	274,667	329,667
Dan Scheinman(8)	97,500	141,808	239,308
Santiago Subotovsky(7)	65,000	274,667	339,667
Carl M. Eschenbach(9)	54,375	274,667	329,042
Kimberly L. Hammonds(10)	28,723	-	28,723
_______________
(1)Amounts reported represent the aggregate grant date fair value of RSUs granted to our directors during the fiscal year ended January 31, 2023 under our 2019 Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023. This amount does not reflect the actual economic value that may be realized by the non-employee director.
(2)As of January 31, 2023, Mr. Chadwick held RSUs for 1,514 shares of our Class A common stock, of which 884 shares remained unvested. The award vests in equal quarterly installments over 36 months measured from September 7, 2021 (pursuant to our Non-Employee Director Compensation Policy). Upon a change in control, death or disability (as such terms are defined in the 2019 Plan), the vesting of the RSUs shall accelerate in full.
(3)As of January 31, 2023, Mr. Gassner held RSUs for 2,833 shares of our Class A common stock, of which 473 shares remained unvested. The award vests in equal quarterly installments over 36 months measured from June 18, 2020 (pursuant to our Non-Employee Director Compensation Policy). Upon a change in control, death or disability (as such terms are defined in the 2019 Plan), the vesting of the RSUs shall accelerate in full.
(4)Pursuant to our Non-Employee Director Compensation Policy, Ms. Hoots received an Initial Grant RSU award with an aggregate grant date fair value of $104,533 upon her appointment to our Board of Directors in January 2023. As of January 31, 2023, Ms. Hoots held RSUs for 1,593 shares of our Class A common stock, all of which remained unvested. The award vests in full on June 14, 2023.
(5)Pursuant to our Non-Employee Director Compensation Policy, Mr. McDermott received an Initial Grant RSU award with an aggregate grant date fair value of $58,443 upon his appointment to our Board of Directors in March 2022 and an Annual Grant RSU award with an aggregate grant date fair value of $274,667 upon his re-election to our Board of Directors in June 2022. As of January 31, 2023, Mr. McDermott held RSUs for 2,589 shares of our Class A common stock, all of which remained unvested. The award vests in full on June 14, 2023.
(6)As of January 31, 2023, Gen. McMaster held RSUs for 2,833 shares of our Class A common stock, of which 473 shares remained unvested. The award vests in equal quarterly installments over 36 months measured from June 18, 2020 (pursuant to our Non-Employee Director Compensation Policy). Upon a change in control, death or disability (as such terms are defined in the 2019 Plan), the vesting of the RSUs shall accelerate in full.
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(7)Pursuant to our Non-Employee Director Compensation Policy, the director received an Annual Grant RSU award with an aggregate grant date fair value of $274,667 upon his or her re-election to our Board of Directors in June 2022. As of January 31, 2023, the director held RSUs for 2,589 shares of our Class A common stock, all of which remained unvested. The award vests in full on June 14, 2023.
(8)Pursuant to our Non-Employee Director Compensation Policy, Mr. Scheinman received an Interim Grant RSU award with an aggregate grant date fair value of $141,808 when his then-current equity award fully vested in November 2022. As of January 31, 2023, Mr. Scheinman held unexercised stock options for 100,000 shares of our Class B common stock, all of which were fully vested, and RSUs for 1,880 shares of our Class A common stock, all of which remained unvested. The RSU award vests in full on June 14, 2023.
(9)Pursuant to our Non-Employee Director Compensation Policy, Mr. Eschenbach received an Annual Grant RSU award with an aggregate grant date fair value of $274,667 upon his re-election to our Board of Directors in June 2022. Mr. Eschenbach resigned from our Board of Directors in January 2023 upon which all shares under his Annual Grant RSU award were cancelled.
(10)Ms. Hammonds passed away in June 2022; pursuant to its terms, her then-outstanding stock option award fully accelerated as a result of her death.

Mr. Yuan, our Chief Executive Officer, is also a director but does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for additional information about the compensation paid to Mr. Yuan.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of nine members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company.
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, each of Eric S. Yuan, Peter Gassner, and Lieut. Gen. H.R. McMaster, as nominees for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Yuan and Gassner and General McMaster will serve as Class I directors until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “For” the election of Messrs. Yuan and Gassner and General McMaster. We expect that each of Messrs. Yuan and Gassner and General McMaster will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality of the voting power of the shares of our common stock present in person, by remote communication or by proxy and entitled to vote at the Annual Meeting to be approved. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.
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PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending January 31, 2024. During our fiscal year ended January 31, 2023, KPMG served as our independent registered public accounting firm.
Notwithstanding the appointment of KPMG and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending January 31, 2024. Our Audit Committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of KPMG, our Board of Directors may reconsider the appointment.
Principal Accountant Fees and Services
The following table presents fees for professional audit services and other services rendered to our company by KPMG for our fiscal years ended January 31, 2023 and 2022.

	Fiscal Year
	2023	2022
Audit Fees(1)	$5,155,991	$3,877,627
Audit-related Fees(2)		$265,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$5,155,991	$4,142,627
_______________
(1)Audit fees consist of professional services provided in connection with the audit of our annual consolidated financial statements (which was an integrated audit for fiscal years 2023 and 2022), the review of our unaudited quarterly consolidated financial statements, foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. The fees for fiscal year 2022 included services provided in connection with the filing of a registration statement on Form S-4.
(2)Audit-related fees include fees for an internal control assessment related to our ERP implementation.
Auditor Independence
Pursuant to its charter and the policy described further below, our Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG. Our Audit Committee has determined that the rendering of the pre-approved non-audit services by KPMG is compatible with maintaining the independence of KPMG.
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Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services rendered by KPMG for our fiscal years ended January 31, 2022 and 2023 were pre-approved by our Audit Committee.
Vote Required
The ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person, by remote communication or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “Against” the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

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PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our Board of Directors and, accordingly, our Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

The next scheduled say-on-pay vote will be held at the 2024 annual meeting of stockholders.

Vote Required

The advisory vote on executive compensation requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person, by remote communication or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “Against” the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

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REPORT OF THE AUDIT COMMITTEE
The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s website at https://investors.zoom.us/corporate-governance. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
With respect to the Company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the Company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•reviewed and discussed the audited financial statements with management and KPMG;
•discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and
•reviewed the written communication provided from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.
Based on the Audit Committee’s review and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2023 for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Jonathan Chadwick (Chair)
Cindy Hoots
Dan Scheinman
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
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EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2023. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Eric S. Yuan	53	President, Chief Executive Officer and Chairman of the Board
Aparna Bawa	45	Chief Operating Officer and Interim Chief Legal Officer
Velchamy Sankarlingam	55	President of Product and Engineering
Kelly Steckelberg	55	Chief Financial Officer

Eric S. Yuan. Biographical information for Mr. Yuan is presented Under “Board of Directors and Corporate Governance” above.
Aparna Bawa. Ms. Bawa has served as our Chief Operating Officer and interim Chief Legal Officer since May 2020. She previously served as our Chief Legal Officer from August 2019 to May 2020, our General Counsel from September 2018 to May 2020, and as our Secretary from December 2018 to November 2020. Prior to joining us, Ms. Bawa served as Senior Vice President and General Counsel of Magento, Inc., an e-commerce platform company, from June 2017 until its acquisition by Adobe Inc. in June 2018. From November 2012 to May 2017, Ms. Bawa served as Vice President, General Counsel and Secretary of Nimble Storage, Inc., an enterprise flash storage company, which was acquired by Hewlett Packard Enterprise in April 2017. Ms. Bawa holds a B.Sc. in Accounting from Marquette University and a J.D. from Harvard Law School.
Velchamy Sankarlingam. Mr. Sankarlingam has served as our President of Product and Engineering since June 2020. Prior to joining us, Mr. Sankarlingam was at VMware, a provider of cloud computing and virtualization software and services, from June 2010 to June 2020, where he served various roles, most recently as Senior Vice President, Cloud Services Development and Operations. Prior to that, he served in various positions at Cisco Webex from June 2003 to June 2010. Mr. Sankarlingam has also worked at IBM, Accenture, Standard Microsystems and Network Computing Devices. Mr. Sankarlingam holds a B.E. in Electronics and Communication Engineering from College of Engineering, Guindy, Chennai in India, a M.S. in Computer Science from Northern Illinois University, a M.S. in Business and Policy from Stony Brook University and completed the Stanford Executive Program at Stanford University.
Kelly Steckelberg. Ms. Steckelberg has served as our Chief Financial Officer since November 2017. Prior to joining us, Ms. Steckelberg served in various executive positions at Zoosk, Inc., an internet dating company, including Chief Executive Officer from December 2014 to June 2017, Chief Operating Officer from August 2012 to December 2014 and Chief Financial Officer from March 2011 to December 2014. From May 2007 to March 2011, Ms. Steckelberg worked at Cisco, where her roles included Consumer Segment Finance Senior Director and divisional Chief Financial Officer for Cisco WebEx. Prior to joining Cisco, Ms. Steckelberg served as Controller and Chief Accounting Officer at WebEx, from May 2006 until its acquisition by Cisco Systems, Inc. in May 2007. Ms. Steckelberg holds a B.B.A. in Accounting and an MPA from the University of Texas at Austin.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We became a public company in April 2019 and ceased to be an emerging growth company effective as of February 1, 2021. We began holding annual say-on-pay advisory votes in our proxy statements in 2021 and, consistent with the preference of our stockholders expressed in 2021, we are holding our third annual say-on-pay advisory vote in this proxy statement as Proposal 3.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, discusses our executive compensation policies and analyzes how and why our Compensation Committee arrived at specific compensation decisions for fiscal year ended January 31, 2023, or fiscal 2023, for the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as of January 31, 2023, collectively referred to as our “named executive officers” or “NEOs”.

Our named executive officers for fiscal 2023 are:

Name	Position(s)
Eric S. Yuan	President and Chief Executive Officer (principal executive officer)
Kelly Steckelberg	Chief Financial Officer (principal financial officer)
Aparna Bawa	Chief Operating Officer and Interim Chief Legal Officer
Velchamy Sankarlingam	President of Product and Engineering
Greg Tomb(1)	Former President
_______________
(1) Mr. Tomb's employment with us terminated in March 2023.

Executive Summary

In the years following our initial public offering in 2019, our business grew rapidly as we expanded from a video communications tool to a full collaboration platform. Our trajectory was forever changed during the pandemic when the world faced one of its toughest challenges, and we mobilized as a company to keep people connected. Within 24 months of the onset of the pandemic, we grew significantly in size to manage this demand while enabling continued innovation. This transition required the intense focus and dedication of our executives and employees and we continue to transform our compensation program to adjust to the maturity, size, scale and growth of our business. However, the design of our compensation program has remained consistent in its emphasis on a straightforward, transparent structure with a strong equity component over cash compensation, which our Compensation Committee believes best motivates our executive officers to drive long-term value creation.

Summary of Fiscal 2023 Performance
Fiscal 2023 was truly a pivotal period in Zoom’s evolution into a full collaboration platform. We launched multiple innovations to help transform work and expanded our product portfolio to open new markets. We also faced challenges, including headwinds in terms of currency impact, Online contraction, and deal scrutiny. The following Fiscal 2023 business results provide context for stockholders reviewing our executive compensation disclosures:

•Revenue: Total revenue for the fiscal year was $4,393.0 million, up 7% year over year.

•Income from Operations: GAAP income from operations for the fiscal year was $245.4 million, compared to GAAP income from operations of $1,063.6 million for fiscal year 2022. Non-GAAP income from operations for the fiscal year was $1,579.1 million, down from $1,657.1 million for fiscal year 2022.1

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•Cash Flow: Net cash provided by operating activities was $1,290.3 million for the fiscal year, compared to $1,605.3 million for fiscal year 2022.

•Enterprise Customers: At the end of fiscal year 2023, we had approximately 213,000 Enterprise customers, up 12% year over year.

1 See Appendix A to this proxy statement for information regarding our use of non-GAAP income from operations, including a reconciliation to its most directly comparable GAAP financial measure.

Following the end of Fiscal 2023, we announced a restructuring plan (the “Restructuring Plan”) intended to reduce operating costs and continue advancing our ongoing commitment to profitable growth. The Restricting Plan included a reduction of our workforce by approximately 15%. We believe the Restructuring Plan will allow us to weather the economic environment with greater focus and agility, deliver for our customers and execute on Zoom’s long-term vision.

Summary of Fiscal 2023 Executive Compensation Program

Our Compensation Committee closely considers our performance, business strategy and our transformation as a Company in making executive compensation decisions. The Compensation Committee develops compensation programs that it thinks are the most appropriate to drive results for our Company and our stockholders, and to ensure that our pay program aligns compensation with stockholder interests and our Company performance over the long-term. As our business has transformed significantly in a short period of time since we first became a public company in 2019, our compensation programs have also continued to evolve and transform to be appropriate for a company of our size and stage of business. As such, our compensation has varied and our practices may differ from the typical practices of public companies that have been operating for longer periods of time in a less volatile and dynamic environment.

Based on our operational and financial performance, and in light of the other factors described in this Compensation Discussion and Analysis, the Compensation Committee made the following named executive officer compensation decisions for fiscal 2023:

–Base Salary: We approved $450,000 annual base salaries for each of our NEOs (other than Mr. Tomb) in order to provide consistent cash compensation across our team. Prior to this, our CEO’s base salary had not changed since 2011 when he founded Zoom.

–Annual Performance Incentive: We maintained the current target percentage levels of annual cash incentive awards for each of our NEOs and structured our annual cash incentive program to provide payments upon achievement of two rigorous financial performance goals. After assessing performance in early fiscal 2024 and in light of our Restructuring Plan, we did not pay annual cash incentive awards to any of our NEOs, despite meeting one of our two performance goals.

–Long-Term Equity Awards: We granted four-year “refresh” equity awards to our CEO and certain of our other NEOs. We do not grant typical annual refresh equity awards every year as is the practice of most public companies, including our peer companies. The four-year “refresh” awards we granted in fiscal 2023 are intended to be equivalent to four years of typical market-based annual grants. We also granted smaller sized supplemental and retention grants to certain NEOs, and we granted a four-year new hire RSU to our President who joined us mid-year.

As of fiscal year-end and the date of filing this proxy statement, the market value (as further described below) of the equity awards we granted to our NEOs during fiscal 2023 was substantially lower than the grant date value reported in the Summary Compensation Table for these awards, due to the decrease in our stock price, demonstrating the direct link between our stock performance and the potential pay outcome.

–Total Compensation: Total compensation reported for our NEOs for fiscal 2023 is substantially larger than the last several years primarily due to the long-term equity awards we granted in fiscal 2023 that are intended to deliver compensation over a four-year period. Accordingly, we believe that our executive compensation should be viewed over a multi-year period, rather than over a single prior fiscal year, to best
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understand how and why it was paid or granted, and how it compares to market practices. The below chart entitled "CEO Total Direct Compensation" reflects our CEO’s total direct compensation* over the past four-year period. When viewed over isolated one year periods, our CEO’s total direct compensation is either very low or very high compared to annual market data. When viewed over a four-year period (fiscal 2020 – fiscal 2023), our CEO’s average annual total direct compensation of $18.9 million fell between the median and 75th percentile of the annual CEO compensation of our fiscal 2023 peer companies, as reflected in the below chart entitled "Annualized CEO Total Direct Compensation vs Peers."

CEO Total Direct Compensation

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Annualized CEO Total Direct Compensation vs Peers

*“Total direct compensation” means the base salary and annual performance bonus paid as well as the grant date fair value of equity awards granted, as reported in the Summary Compensation Table.

By reference, at the time our Compensation Committee made executive compensation decisions for fiscal 2023, our CEO’s total compensation (as reported in the Summary Compensation Table) over the past four years (fiscal 2019- fiscal 2022) was approximately $7 million, compared to $51 million median total compensation of our peer company CEOs over the same time period.

Additionally, the value of equity awards granted in fiscal 2023 to our CEO and other NEOs as reflected in our Summary Compensation Table represents the grant date value, determined in accordance with financial accounting principles. This value is not the value that may ultimately be realized by our NEOs, which will depend on our stock price in the future when the awards vest, our executive’s continued service with us and other factors. As of the end of fiscal 2023, the market value of the RSUs granted in fiscal 2023, based on our stock price at the time (ignoring vesting schedules) was significantly less than the value reported in the Summary Compensation Table as of the date of grant, which demonstrates that the value of this equity compensation is directly aligned with our stockholders’ interests. Mr. Yuan’s equity awards for fiscal 2023 reported in the Summary Compensation Table with an accounting grant date value of $74 million had a market value of approximately $47 million as of the end of fiscal 2023, 88% of which remained subject to vesting in future years.

Early Fiscal 2024 Restructuring and Executive Compensation Changes

In connection with the Restructuring Plan, we temporarily reduced our CEO’s base salary by 98% to $10,000 for fiscal 2024 and we also reduced the base salaries of our other executive officers, including our NEOs, by 20% for fiscal 2024. In March 2023, we terminated the employment of Mr. Tomb as our President. Mr. Tomb received severance benefits in the form of limited equity vesting, which were payable as described in the terms of his employment agreement and our Severance Benefit Plan.
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Executive Compensation Policies and Practices

We assess the effectiveness of our executive compensation program from time to time and review risk mitigation and governance matters, which include maintaining the following best practices:

What We Do	What We Don’t Do
✓ Emphasize long-term equity incentives
✓ Tie performance cash incentive opportunities to defined business objectives
✓ Provide transparent disclosure of performance incentive targets and payout structure
✓ Maintain a clawback policy
✓ Assess risks of our compensation program
✓ Maintain a Compensation Committee comprised entirely of independent directors
✓ Retain an independent compensation advisor

✗ No guaranteed “single-trigger” change in control payments
✗ No tax reimbursements or tax gross-ups on severance or change in control payments
✗ No special executive welfare or health benefits, or retirement plans not available to our employees generally
✗ No guaranteed salary increases or bonuses
✗ No hedging or pledging of our stock

Advisory Vote on Executive Compensation

In our proxy statement last year, we sought our second advisory vote from our stockholders regarding our executive officer compensation program and received an 89% favorable vote supporting the program. Our Compensation Committee reviewed the final vote results of the advisory vote and, given the significant level of support, concluded that our stockholders are generally aligned with the view that our executive compensation program provided a competitive performance package that incentivizes our named executive officers and encourages their retention over the long-term. Accordingly, the Compensation Committee determined not to make any significant changes to our executive compensation policies or decisions as a result of the vote. However, our Compensation Committee will monitor and continually evaluate our compensation program going forward in light of our stockholders’ views and our transforming business needs. Our Compensation Committee expects to continue to consider the outcome of our say-on-pay votes and our stockholders' views when making future compensation decisions for our named executive officers.

Compensation Objectives and Philosophy

Zoom’s compensation philosophy is to employ market-competitive compensation programs and relevant total rewards offerings that reflect Zoom’s culture and values in order to deliver happiness to its employees and recognize their value to our organization.

Our executive compensation program aims to achieve the following main objectives:

•attract, retain and reward top talent;

•provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long term;

•apply a market-based compensation structure that balances internal equity and that reflects our culture and values; and

•align our executives’ interests with those of our stockholders.

Elements of Executive Compensation

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Our executive compensation program aims to take a holistic approach to compensation and generally consists of, and is intended to strike a balance among, the following three principal components: base salary, performance-based incentive and long-term incentive compensation. We also provide our executive officers with severance and change-in-control related payments and benefits, as well as benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in various employee health and welfare benefit plans. The following chart summarizes the three main elements of our executive compensation, their objectives, and key features.

Element	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Fixed compensation that is periodically reviewed and adjusted if and when appropriate.
Performance Incentive (at-risk cash)	Motivates and rewards for attaining performance goals that are key drivers of our annual operating plan.	Incentive opportunities are dependent upon specific performance goals (which may be corporate performance goals and/or individual performance goals or sales goals in the case of executives subject to our sales compensation plan). Each goal has a defined threshold level necessary for any payout and a reasonable cap on payout. Actual incentive amounts earned are determined after the end of the performance period, taking into account the extent to which the performance goals have been achieved (and any relative weightings of such goals).
Long-Term Incentive (at-risk equity)	Motivates and rewards for long-term Company performance by aligning executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long term.	We have not historically granted equity incentives on a regular annual "refresh" cadence. Equity incentives may be granted as and when we determine appropriate for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement. Equity grants since our initial public offering have been provided in the form of restricted stock unit awards.

We focus on providing a competitive compensation package to each of our executive officers that provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have formal policies for allocating compensation among salary, performance incentive awards and equity grants, short-term and long-term compensation, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, the Compensation Committee typically structures a significant portion of our named executive officers’ compensation package to be comprised of long-term equity awards in order to align the executive officers’ incentives with the interests of our stockholders and focus our executives on achieving key corporate goals that drive our business.

How We Determine Executive Compensation

Role of Our Compensation Committee, Management and the Board

The Compensation Committee is appointed by the Board of Directors to assist with the Board’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs,
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administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate.

The Compensation Committee is primarily responsible for establishing and reviewing our general compensation strategy. The Compensation Committee meets periodically throughout the year to, among other things, manage and evaluate our executive compensation program and generally determines on an annual basis the principal components of compensation (base salary, performance incentive, and equity awards) for our executive officers which may be subject to final approval by our Board of Directors. However, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers and has not historically provided for annual refresh grants to executive officers each year but instead grants equity awards when it determines appropriate, which typically includes when an executive officer is hired or promoted and at other times the Compensation Committee determines appropriate for retention or other purposes. The Compensation Committee typically grants equity awards on regularly scheduled dates that occur twice a quarter. The Compensation Committee will continue to evaluate its equity grant policies as we continue to evolve and grow as a public company.

In addition to its independent compensation consultant, as described below under “Role of Compensation Consultant”, our Compensation Committee works with and receives information and analyses from management, including within our legal, finance and human resources departments, and our Chief Executive Officer, and considers such information and analyses along with the information from its independent compensation consultant, in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Our Chief Executive Officer evaluates and provides to the Compensation Committee executive officer performance assessments and his recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance incentives, equity compensation and other compensation-related matters outside of the presence of any other named executive officers. Members of management, including our Chief Executive Officer, may attend portions of our Compensation Committee’s meetings. However, our Compensation Committee retains the final authority to make all compensation decisions. While the Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation.

From time to time, various other members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee or Board of Directors meetings.

Role of Compensation Consultant

The Compensation Committee continued to retain Aon’s Human Capital Solutions practice (formerly known as Radford), a division of Aon plc (“Aon”), as its independent compensation consultant during fiscal 2023, due to its extensive analytical and compensation expertise relating to technology companies. In this capacity, Aon advised the Compensation Committee on compensation matters related to the executive and director compensation structure. In fiscal 2023, Aon assisted with, among other things:

•conducting an executive market pay analysis;

•developing a group of peer companies to use as a reference in making executive compensation decisions;

•evaluating current executive pay practices and considering alternative compensation programs;

•reviewing our director compensation policies and practices; and

•assisting in the development of this Compensation Disclosure and Analysis.

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The Compensation Committee has the sole authority to engage and terminate Aon’s services, as well as to approve its compensation. Aon makes recommendations to the Compensation Committee but has no authority to make compensation decisions on behalf of the Compensation Committee or the Company. Aon reported to the Compensation Committee and had direct access to the chairperson and the other members of the Compensation Committee. Beyond data and advice related to executive and director compensation matters, Aon did not provide other services to the Company in fiscal 2023.

The Compensation Committee has analyzed whether the work of Aon as the compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC guidelines. Based on its analysis, the Compensation Committee determined that the work of Aon and the individual compensation advisors has not created any conflict of interest.

Use of Competitive Market Compensation Data

The Compensation Committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee works annually with Aon to review and amend the list of our peer group companies to be used in connection with assessing compensation practices and pay levels. The Compensation Committee believes that the peer and market data provided by Aon, along with other factors, is an important reference point when setting compensation for our named executive officers because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success.

Fiscal 2023 Peer Group

In August 2021, with recommendations from Aon, the Compensation Committee identified a group of companies that would be appropriate peers for fiscal 2023 compensation decisions, based on the following criteria:

•Industry: communication products/services and software-related companies (with a focus on companies that have gone public in the last five years)

•Market Capitalization: 0.3x to 3x of our market value

•Revenues: 0.5x to 3x of our revenues

In February 2022 ahead of executive compensation decisions, we again reviewed and refined the peer companies to ensure they remained appropriate relative to our updated market value and revenue at the time. The peer group of companies that the Compensation Committee referenced for the purpose of informing fiscal 2023 executive compensation decisions is listed below. At the time of review in February 2022, our trailing 12-month revenue was approximately $4 billion (falling near the 80th percentile of the peers) and our 30-day average market capitalization was approximately $45 billion (falling near the 70th percentile of the peers).

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Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of Compensation Committee members. Pay decisions are not made by use of a formulaic approach or benchmark. The Compensation Committee believes executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the following factors:

➢	Company performance and existing business needs	➢	Zoom's culture and values
➢	Each named executive officer's individual performance, scope of job function and criticality of the skill set	➢	The Compensation Committee's independent judgment
➢	The need to attract new talent and retain existing talent in a highly competitive industry	➢	Each named executive officer's current equity ownership and total compensation
➢	Our Chief Executive Officer's recommendations (other than for himself)	➢	Aggregate compensation cost and impact on stockholder dilution
➢	Internal pay equity	➢	Market and peer data provided by Aon
		➢	Recommendations from our compensation consultant

Fiscal 2023 Executive Compensation Program

Base Salary

The annual base salaries of each of our named executive officers for fiscal 2023 are listed below.

Executive	Fiscal 2023 Base Salary ($)	Percentage Increase in Base Salary from January 31, 2022(%)
Eric S. Yuan(1)	$450,000	50%
Kelly Steckelberg(2)	$450,000	20%
Aparna Bawa(3)	$450,000	12.5%
Velchamy Sankarlingam	$450,000	50%
Greg Tomb(4)	$400,000	N/A
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(1) Effective May 1, 2022.
(2) Effective June 1, 2022.
(3) Effective August 1, 2022.
(4) Mr. Tomb's employment with us commenced on June 6, 2022.

In March 2022, the Compensation Committee reviewed each of the named executive officer’s base salary against market data and determined that the base salaries of certain of our named executive officers should be increased during fiscal 2023 because the base salaries (and total target cash) of those named executive officers generally fell below the median (and for some executives, significantly below median) of market data provided by Aon. The Compensation Committee approved the same level of base salary for each of our existing named executive officers at the time to promote internal parity among our executive team on cash compensation. Mr. Yuan had not received a base salary increase since 2011. After the base salary increase, Mr. Yuan’s base salary remained below the 25th percentile of market data. Other NEO base salaries remained at or below the 50th percentile of market
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data. In most cases, the 2023 base salaries had an effective date that aligned with the Company’s quarterly review process for each employee, which is tied to the anniversary of each employee’s start date.

The Compensation Committee subsequently determined Mr. Tomb’s base salary in connection with his commencement of employment with us based on a variety of factors, including Mr. Tomb’s equity opportunities and overall new hire compensation package.

Performance Incentive

Our Officer Incentive Plan (the “Officer Incentive Plan”) applies to certain key executives, including each of our named executive officers. The Officer Incentive Plan provides for the opportunity to earn cash incentive payments based upon the attainment of certain corporate, financial, or operational measures or objectives appropriate for the fiscal year. Each participant has a target annual performance incentive opportunity that corresponds to achievement of 100% of the corporate performance goals. The corporate performance goals and incentive formulas are adopted annually by the Compensation Committee and communicated to each executive participant. If the corporate performance goals are met, the Compensation Committee will determine if incentive payments are made as soon as practicable thereafter.

Fiscal 2023 Target Amounts

For fiscal 2023, each of our named executive officers who participated in the Officer Incentive Plan was eligible to receive an incentive at an annual target of 8% of base salary. The target percentages applicable to such named executive officers for fiscal 2023 were unchanged from fiscal 2022. The Compensation Committee is aware that the 8% targets for our named executive officers fall significantly below the annual incentive opportunities offered by our peer companies. Nonetheless, the Compensation Committee believes that the 8% target cash bonuses are appropriate because it structures executive compensation to be primarily comprised of equity awards in order to focus our executive officers on achievement of our long-term strategic and financial goals, thereby aligning their interests with those of our stockholders. Additionally, 8% target cash incentives are the same cash incentive opportunities we offer to all non-commissioned employees across our organization, which we believe builds trust, transparency and teamwork.

Fiscal 2023 Performance Goals and Achievement

The Compensation Committee established net MRR and non-GAAP income from operations as the corporate performance goals applicable to the fiscal 2023 plan year. The Compensation Committee chose these metrics because they align with the primary drivers of revenue growth and orientation of the Company and our sales compensation plan. Net MRR is an indicator of our future long-term revenue growth, and non-GAAP income from operations is an important indicator of our ability to effectively manage operating expenses given our revenue growth. We believe non-GAAP income from operations, as a supplement to GAAP financial measures, is useful to investors in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance and allows for greater transparency with respect to metrics used by our management in its financial and operational decision-making.

Each of the annual corporate performance goals, their relative weightings and payout methodology are summarized in the chart below. The incentive payout each participant could receive under the Officer Incentive Plan was capped at 200% of such participant's target incentive.
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Corporate Performance Goal	Payout Formula(3)	Weight	Actual Achievement	Payout Percentage	Weighted Payout Percentage
Net MRR(1)	•Less than threshold achievement (70% of target): no payout •Target achievement (100% of target): 100% payout funding •Maximum achievement (150% or greater of target): 200% payout funding	70%	Below threshold	—%	—%
Non-GAAP Income from Operations(2)	•Less than threshold achievement ($1,098.7 million): no payout •Target achievement ($1,569.6 million): 100% payout funding •Maximum achievement ($2,040.5 million or above): 200% payout funding	30%	$1,579.1 million	102%	30.6%
Total					30.6%
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(1) Net MRR is a financial measure that we define as the recurring revenue run-rate of subscription agreements from all customers for the last month of the period, including revenue from monthly subscribers who have not provided any indication that they intend to cancel their subscriptions. Our Net MRR target and actual Net MRR result is an internal measure that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm. If the results were disclosed, we believe the information would provide competitors with insights into our operations and sales programs that would be harmful to us. The Compensation Committee set our Net MRR target in early fiscal 2023 at the amount it felt would require significant effort to achieve given our expectations for fiscal 2023.

(2) Non-GAAP Income from Operations is a non-GAAP financial measure, which represents the GAAP income (loss) from operations, excluding stock-based compensation expense and related payroll taxes, expenses related to charitable donation of common stock, acquisition-related expenses, and litigation settlements, net. We exclude stock-based compensation expense and expenses related to charitable donation of common stock because they are non-cash in nature and excluding these expenses provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies. We exclude the amount of employer payroll taxes related to employee stock plans, which is a cash expense, in order for investors to see the full effect that excluding stock-based compensation expense had on our operating results. In particular, this expense is dependent on the price of our common stock and other factors that are beyond our control and do not correlate to the operation of the business. We view acquisition-related expenses when applicable, such as amortization of acquired intangible assets, transaction costs and acquisition-related retention payments that are directly related to business combinations, as events that are not necessarily reflective of operational performance during a period. We exclude significant litigation settlements, net of amounts covered by insurance, that we deem not to be in the ordinary course of our business. In particular, we believe the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses and assist in the comparison with the results of other companies in the industry.

(3) Payout funding for achievement between threshold, target and maximum achievement levels was determined under the following payout scale: for achievement levels between threshold and target, 20% payout funding would occur for each 6% of achievement above threshold; for achievement levels between target and maximum, the 100% target payout funding would be increased by 20% payout funding for each 6% (10% in the case of non-GAAP Income from Operations) of achievement above target, in each case with linear interpolation between such levels.

The Compensation Committee assessed the corporate performance goal achievement following the end of fiscal 2023. Although payouts under the Officer Incentive Plan based solely on our performance relative to the corporate performance goals and our payout methodology described above would result in each of our named executive officers receiving a bonus equal to 30.6% of target bonus, the Compensation Committee and our executive officers determined that no bonus should be paid to the named executive officers in light of our Restructuring Plan. As a result, each named executive officer participant did not receive any incentive payment under the Officer Incentive Plan for fiscal 2023.

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Equity Awards

Type of Awards. Since our initial public offering, we have granted equity compensation to our executive officers primarily in the form of RSU awards. The Compensation Committee regularly reviews market trends regarding equity compensation structures in connection with making executive compensation decisions and has considered the use of performance-vesting equity awards. For fiscal 2023, the Compensation Committee determined that RSUs continued to be the most appropriate incentive structure for our executive officers at this time to deliver meaningful incentives over the long-term. The Compensation Committee believes that RSU awards align our named executive officers’ interests with those of our stockholders by providing a return directly in line with our stock price. RSU awards encourage retention through vesting over the recipient’s continued employment with us over a multi-year period, cover fewer shares than stock options, minimize dilution to stockholders, are straightforward and understandable to our employees and are the predominant type of equity award utilized by the peer companies with whom we compete for talent.

Grant Cadence. Our general approach to equity compensation is to make grants when existing equity is substantially or fully vested, or otherwise not providing sufficient retention and incentive for our employees. Accordingly, we typically grant equity awards upon an executive officer’s commencement of employment or promotion that vest over a four-year period, followed by “refresh” grants when these awards are substantially vested. We have not adopted the practice of granting substantial equity awards annually to executive officers, which is the practice of most other public companies. As a result, in years where we make these four-year equity grants to our executives, the value of these awards will generally appear higher than grant values of other companies, when viewed on a single year basis. However, our awards should generally be viewed in the context of compensation over a four-year period.

We generally grant equity awards on fixed dates determined in advance, although there may be occasions when grants are made on other dates, such as new hires or other special circumstances. The timing of equity award grants to our executive officers is not coordinated in a manner that intentionally benefits our executive officers.

Targeted Grant Value and Resulting Shares. The Compensation Committee typically approves a target dollar-denominated grant value for each equity award, which is then translated into the number of RSUs that are granted. We generally determine the number of RSUs underlying each grant by dividing the RSU target grant value by our average closing price over the 30-trading day period ending 14 days prior to the grant date. The Compensation Committee generally uses a historical average closing market price to determine the number of shares subject to each equity award, rather than a single day stock price on the date of grant, in order to provide a more stabilized stock value less susceptible to possible swings in the market. The Compensation Committee understands that using a historical average stock price can result in the ultimate grant date value of an award as required to be reported in the Summary Compensation Table and the Grants of Plan-Based Awards table under ASC 718 being higher or lower than the target grant value but has considered this, in consultation with Aon, and determined that the process described above is the most appropriate as a general practice for us at this time.

Fiscal 2023 NEO RSU Grants

Four-Year Refresh Awards. In July 2022, the Compensation Committee granted four-year refresh awards to certain of our then-serving NEOs in the amounts reflected below, which vest over a four-year period (“4-year refresh awards”). Mr. Yuan had not received any equity awards since 2018, and those awards fully vested in fiscal 2023. Likewise, our other NEOs who received 4-year refresh awards would be completely vested or substantially vested in their new hire or promotion equity awards in fiscal 2023.

The Compensation Committee determined the size of the 4-year refresh award for each NEO in its subjective discretion, using its experience and business judgment, considering various factors, including market data, individual performance, current equity awards granted (including vested and unvested portions), and total target cash and equity compensation opportunity. The Compensation Committee considered the annualized value of the 4-year refresh awards when evaluating the appropriate amounts for the grants. On an annualized basis (i.e., total grant amount divided by four), Mr. Yuan’s 4-year refresh award reflected the 60th percentile of market data for CEO annual equity grant values. The Compensation Committee felt this positioning was appropriate to provide Mr. Yuan incentive to remain fully focused and engaged on the continued growth of our organization for the long-term. Our
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other NEOs’ annualized 4-year refresh awards ranged from below the 50th percentile of market data to approximately the 75th percentile of market data, based on the variety of factors considered above. Amounts above the 60th percentile of market reflected situations where the NEO’s annualized target compensation prior to the grant fell significantly below the median of market data.

The table below reflects the RSU target grant value that the Compensation Committee approved for each of the 4-year refresh equity awards granted in July 2023, in the aggregate and on an annualized basis. Annualizing the 4-year refresh awards is more representative of how the awards are earned and provides a better comparison to the market data that the Compensation Committee reviews in making compensation decisions, which treats other awards similarly and values on an annualized basis.

Executive	4-Year Refresh RSUs (#)	RSU Target Grant Value (Total) ($)	RSU Target Grant Value (Annualized) ($)
Eric S. Yuan	612,499	$64,000,000	$16,000,000
Kelly Steckelberg	297,216	$31,056,000	$7,764,000
Aparna Bawa	191,406	$20,000,000	$5,000,000
Velchamy Sankarlingam(1)	─	─	─
Greg Tomb(2)	─	─	─
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(1) Mr. Sankarlingam was not granted a 4-year refresh award in July because he had received a new hire RSU award in July 2020.
(2) Mr. Tomb was not granted a 4-year refresh award because he received a new hire RSU award in June 2022.

Retention and Supplemental RSUs. We also made two other types of smaller equity award grants to our NEOs in 2023: retention bonus awards and, in certain cases, supplemental retention awards. The Compensation Committee viewed these retention grants as critical to meet the Company’s retention needs driven by the highly competitive industry within which we operate, which has been intensified in the post-COVID inflationary market, the significant volatility of our stock price and recent changes in macroeconomic conditions that have caused uncertainty in our business. Attracting and retaining executive talent of the caliber of our leaders is both extremely challenging and vitally important. Our ability to execute our strategy, our future success and the promotion and protection of the interests of our stockholders depend to a great extent on our continuing ability to retain highly qualified and skilled employees.

The Compensation Committee granted retention bonus award RSUs in fiscal 2023 to each of our non-sales employees, and each of our then-serving NEOs received these awards in April 2022. Our annual incentive target cash opportunity of 8% of base salary for all of our non-sales employees (including our NEOs) is very low compared to the annual incentive compensation offered to executive officers employed by companies with which we compete, and accordingly, each of our NEOs’ target cash annual incentive compensation fell below the 25th percentile of market data. In line with our philosophy of emphasizing equity ownership and aligning our executives’ interests with those of our stockholders, the Compensation Committee determined it was necessary and appropriate to deliver additional annual incentive compensation in the form of RSUs. The Compensation Committee felt these RSU grants were more appropriate than increasing target cash at this time in our business and external environment. RSUs serve as a retention tool because they provide economic value when they vest upon continued service and they serve as an incentive tool because the value they deliver depends directly on the value of our stock.

Mr. Yuan received a retention bonus RSU with a target grant value of $1,000,000 and each of our other then-serving NEOs received a retention bonus RSU with a target grant value of $750,000. The grants provided to each of our NEOs reflect amounts that, when combined with the target 8% cash incentive opportunity, make our NEOs’ annual compensation more competitive with those offered by our peer companies. Because bonus RSUs are intended to supplement annual incentive compensation, they vest over a one-year period subject to the employee’s continued service.

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Our supplemental grant program applies to all employees in good standing (including our NEOs) who were granted certain equity awards in fiscal 2021 and parts of fiscal 2022 at times when our stock price was at extraordinarily high levels. Fiscal 2021 and the first half of fiscal 2022 were unprecedented times for Zoom as the COVID-19 pandemic unfolded, our ability to rapidly respond and execute drove strong financial results, and our stock price increased over 600% from pre-pandemic levels. In recent periods, our stock price has declined in connection with the COVID-19 pandemic recovery and changes in macroeconomic conditions that have caused uncertainty in our business and the broader market. Because of these factors, these RSUs granted during fiscal 2021 and parts of fiscal 2022 have not delivered the retention value that we intended. Accordingly, the Compensation Committee approved special supplemental RSU awards intended to specifically address awards provided during this unprecedented time frame.

Each of Ms. Steckelberg and Ms. Bawa received a supplemental RSU award with a target grant value of $15,415 (in respect of their special COVID-19 RSUs granted in June 2020 when our stock price was $210). Ms. Bawa also received a supplemental RSU award with a target grant value of $3,965,008 (in respect of her promotion RSU granted in September 2020 when our stock price was $370). Mr. Sankarlingam received a supplemental RSU award with a target grant value of $7,476,545 (in respect of his new hire RSU granted in July 2020 when our stock price was $266). Supplemental RSU awards described above were granted in April 2022 and vest over the same schedule as the original RSU grant to which they relate. To determine the number of RSUs for these supplemental grants, we used the stock price on the grant date because the Compensation Committee felt it was important from a retention perspective to deliver the precise target grant value as of the grant date.

In September 2022, the Compensation Committee also approved a retention grant for Mr. Sankarlingam with a target grant value of $7,000,000 that vests over a four-year period. The Compensation Committee does not generally approve significant equity awards outside of the four-year refresh award cycle other than the supplemental and retention bonus awards described above. However, the Compensation Committee felt this award was important to retain and incentivize Mr. Sankarlingam, whose compensation fell below the market data for his position and determined the amount of the award based on their judgment of what was necessary and appropriate to properly retain Mr. Sankarlingam.

New Hire RSUs. The recruitment of Mr. Tomb was a highly competitive process due to his experience as a technology industry leader, most recently at Google Cloud. Mr. Tomb’s new hire RSU award was a heavily negotiated component of the terms of Mr. Tomb’s recruitment to join Zoom in May 2022. In determining the appropriate amount of Mr. Tomb’s RSU award, the Compensation Committee considered Mr. Tomb’s compensation arrangement with Google and the amounts that he was expected to receive in future years. The Compensation Committee also considered our executive compensation program and current executive officer compensation to design a competitive, market-based compensation package appropriate for a senior executive with Mr. Tomb’s skills and experience. The Compensation Committee determined that a RSU award with a target grant value of $45,000,000 that vests over a four-year period provided the appropriate new hire RSU award for Mr. Tomb. This RSU award was intended to be front-loaded to provide Mr. Tomb with a meaningful stake in Zoom for a four-year period. The Compensation Committee believed this new hire RSU was critical to Mr. Tomb’s decision to accept employment with us. As a result of Mr. Tomb’s termination of employment in March 2023, he forfeited a portion of this new hire RSU award, as further described below under “Severance and Change in Control Benefits”.

Other Features of Our Executive Compensation Program

Employment Offer Letters

We maintain employee offer letters with each of our named executive officers that set forth the initial terms and conditions of their employment, including position, base salary and severance benefits described below. The terms of each of our named executive officers’ incentive opportunities are governed by our Officer Incentive Plan described above. Each of our named executive officers is an at-will employee.

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Severance and Change in Control Benefits

Each of our named executive officers is eligible for severance benefits upon certain types of involuntary termination events, including involuntary terminations in connection with a change in control of our Company.

The Compensation Committee believes severance benefits are important from a retention perspective to provide some level of protection to our executive officers who might be terminated involuntarily, including in connection with a change in control and that the amounts are reasonable and maintain the competitiveness of our executive compensation and retention program. Further, the Compensation Committee believes this structure serves to mitigate the distraction and loss of key executive officers that may occur in connection with potential or actual change in control. Such payments protect the interests of our stockholders by enhancing executive focus, including during potential change in control activity, retaining executives despite the uncertainty that generally exists while a transaction is under consideration and encouraging the executives responsible for negotiating potential transactions to do so with independence and objectivity. We do not have any agreements with our named executive officers guaranteeing any tax gross-up payments on severance or change in control benefits.

We have historically provided “double trigger” severance benefits to each of our named executive officers pursuant to their employee offer letters. In August 2022, we adopted a Severance and Change in Control Plan (the “Severance Plan”) that provides severance protection to certain Company employees, including each of our named executive officers. The Severance Plan provides for “double trigger” benefits consistent with those our named executive officers were previously eligible for under their offer letters (with some clarifications around definitions and the addition of extending benefits to involuntary terminations that occur shortly before the closing of a change in control) and also provides for limited equity acceleration benefits upon an involuntary termination that occurs outside of the change-in-control context. The Compensation Committee approved the Severance Plan as an updated vehicle to provide severance benefits in one comprehensive document that delivers consistent protections to each of our named executive officers. The Compensation Committee reviewed market data in connection with approving these benefits and determined it was advisable to add limited accelerated vesting for involuntary terminations because this benefit was more consistent with market data, would provide reasonable protection to our executives and serve as an important retention tool.

The Severance Plan provides that, upon an involuntary termination without cause or resignation for good reason, in each case, within the change-in-control period (3 months prior to, or 12 months following, a change in control), the named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (1) a cash payment equal to six months of annual base salary; (2) continued COBRA premium payments for six months following termination; and (3) 100% acceleration of any then-outstanding equity awards. The Severance Plan also provides that upon an involuntary termination without cause or resignation for good reason, in each case, outside of the change in control period, each of our named executive officers will be entitled to 12 months of acceleration of vesting for outstanding and unvested time-based equity awards. The terms “cause,” “good reason” and “change in control” are defined as set forth in the Severance Plan.

A more detailed description of the Severance Plan and each of our named executive officer’s potential payments and benefits upon a termination or change in control is provided below under “Potential Payments upon Termination or Change in Control.”

In February 2023, we terminated the employment of Mr. Tomb. Mr. Tomb entered into a separation agreement with us that provides for a release of claims in our favor and the severance benefits described above that are payable upon a termination “without cause” outside of the change in control period (i.e., 12 months accelerated vesting of Mr. Tomb’s RSU award).

401(k) Plan, ESPP, Welfare and Health Benefits

We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended, or the “Code.” We have the ability to make discretionary matching and discretionary employer contributions to the 401(k) plan. For fiscal 2023, we did not make discretionary matching contributions or discretionary employer contributions to the 401(k) plan. In January 2022, we approved a
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discretionary matching contribution to the 401(k) plan, effective July 1, 2022, pursuant to which we made (i) a discretionary matching employer contribution equal to 50% of each participant’s deferral contributions to the extent such contributions do not exceed 3% of the participant’s 401(k) plan compensation on a payroll by payroll basis and (ii) a true-up discretionary matching contribution at the end of the plan year in the same amount for participants employed on the last day of the plan year of the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

We also offer our employees, including our named executive officers, the opportunity to purchase shares of our common stock at a discount under our 2019 Employee Stock Purchase Plan, or “ESPP.” Pursuant to the ESPP, all eligible employees, including the eligible named executive officers, may allocate up to 20% of the participant’s earnings (as defined in the ESPP) for that year to purchase our Class A common stock at a 15% discount to the market price, subject to specified limits. Mr. Yuan is not currently eligible to participate in the ESPP because he owns, directly and indirectly, shares of our common stock comprising more than five percent of the total combined voting power or value of all classes of stock of the Company.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, life, disability and accidental death and dismemberment insurance plans. We pay the premiums for the life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment and retention purposes or to ensure their safety and security. We pay the premiums for term life insurance and disability insurance, subject to certain limitations, for all of our employees, including our named executive officers. To address safety concerns resulting from Mr. Yuan’s position as our founder and CEO, we pay for costs related to security for Mr. Yuan at his personal residence and when he travels for both business and non-business reasons, including the cost of ground transportation. Our security practices for Mr. Yuan’s transportation and personal security are consistent with best practices as assessed by an independent third party security firm. As assessed, Mr. Yuan is inextricably linked to Zoom’s activities and stability. Therefore, we implement certain security procedures for Mr. Yuan as part of the overall security plan to mitigate risk of harm. The costs for Mr. Yuan’s personal security were higher in fiscal 2023 compared to fiscal 2022 partly as a result of increased travel for Mr. Yuan in fiscal 2023.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Pension Benefits

Other than with respect to our 401(k) plan, our U.S. employees, including our named executive officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.

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Nonqualified Deferred Compensation

During fiscal 2023, our U.S. employees, including our named executive officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Tax and Accounting Implications

Accounting for Stock-Based Compensation

Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

Deductibility of Executive Compensation

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible unless the compensation qualifies for the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.

Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Other Compensation Policies and Practices

Clawback Policy

We voluntarily adopted an incentive compensation recoupment, or “clawback,” policy that became effective in connection with our initial public offering in 2019, ahead of final guidance by the SEC regarding the clawback rules required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “SEC Clawback Rules”). Under our clawback policy, if an officer’s misconduct contributes to our having to prepare an accounting restatement to correct an error material to our previously issued financial statements, we may seek to recover incentive compensation (which may include cash bonus or incentive compensation, certain outstanding equity awards or severance or change in control compensation) that was granted, vested or paid during the 12 month period preceding the restatement obligation as noted above. Our Board of Directors has the authority and discretion to determine whether an event covered by our clawback policy has occurred and, depending on the facts and circumstances, may (but need not) require full or partial forfeiture and/or prepayment of the incentive compensation described above.

The SEC has recently published finalized SEC Clawback Rules that will require further rulemaking by Nasdaq. We will monitor the listing standards adopted by Nasdaq and will review and amend our clawback policy, as appropriate, to reflect the listing standards expected to be adopted by Nasdaq in calendar year 2023.

In addition to the above, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any
44.

bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Policy Prohibiting Hedging and Pledging of Our Equity Securities

Our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock; pledging Company securities as collateral for loans; and holding Company securities in margin accounts.

Compensation Risk Assessment

The Compensation Committee has reviewed our compensation policies and practices, in consultation with Aon and outside counsel, to assess whether they encourage employees to take inappropriate risks. After conducting this review of compensation-related risk, the Compensation Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 31, 2023.

Compensation Committee
Mr. William R. McDermott
Mr. Dan Scheinman
Mr. Santiago Subotovsky

*The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.”

45.

Summary Compensation Table for Fiscal Year 2023
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended January 31, 2023, 2022, and 2021.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Eric S. Yuan, President and Chief Executive Officer	2023	402,962	74,311,158	—	1,245,563(3)	75,959,683
	2022	301,731	—	13,224	800,134(3)	1,115,089
	2021	300,000	—	42,000	607,748(3)	949,748
Kelly Steckelberg, Chief Financial Officer	2023	426,196	36,322,225	—	—	36,748,421
	2022	377,164	—	16,530	—	393,694
	2021	375,000	94,424	52,500	—	521,924
Aparna Bawa, Chief Operating Officer and Interim Chief Legal Officer	2023	426,923	27,611,195	—	—	28,038,118
	2022	402,308	—	17,632	—	419,940
	2021	356,250	10,217,203	49,892	—	10,623,345
Velchamy Sankarlingam, President of Product and Engineering	2023	451,731	13,760,601	—	—	14,212,332
	2022	301,731	—	13,224	—	314,955
	2021	187,500	26,962,237	26,811	—	27,176,548
Greg Tomb, Former President(4)	2023	264,615	50,813,146	—	—	51,077,761
______________
(1)The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in each respective fiscal year as determined in accordance with FASB ASC Topic 718. These amounts may not actually reflect to the actual value that will be realized by our named executive officers. The assumptions used to calculate the value of stock awards are set forth under Note 9 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023.
(2)The amounts disclosed represent the applicable named executive officer’s total performance incentive bonus earned for each respective fiscal year. There were no bonuses earned for the fiscal year ended January 31, 2023, as further described above under “Compensation Discussion and Analysis.”
(3)Represents amounts paid by us for ground transportation, personal and residential security services for Mr. Yuan, as further described above under "Compensation Discussion and Analysis."
(4)Mr. Tomb's employment with us commenced in June 2022 and terminated in March 2023.

Grants of Plan-Based Awards
The table below shows, for the fiscal year ended January 31, 2023, certain information regarding grants of plan-based awards to our named executive officers.
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Name	Award Type	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold ($)	Target ($)	Maximum ($)
Eric S. Yuan	Cash	—	—	9,261	33,074	66,148	—	—
	RSU	4/8/2022	4/8/2022(4)	—	—	—	8,420	933,778
	RSU	7/7/2022	7/8/2022(5)	—	—	—	612,499	73,377,380
Kelly Steckelberg	Cash	—	—	9,528	34,027	68,055	—	—
	RSU	4/8/2022	4/8/2022(6)	—	—	—	139	15,415
	RSU	4/8/2022	4/8/2022(4)	—	—	—	6,315	700,334
	RSU	7/7/2022	7/8/2022(5)	—	—	—	297,216	35,606,477
Aparna Bawa	Cash	—	—	9,525	34,016	68,033	—	—
	RSU	4/8/2022	4/8/2022(6)	—	—	—	139	15,415
	RSU	4/8/2022	4/8/2022(4)	—	—	—	6,315	700,334
	RSU	4/8/2022	4/8/2022(7)	—	—	—	35,753	3,965,008
	RSU	7/7/2022	7/8/2022(5)	—	—	—	191,406	22,930,439
Velchamy Sankarlingam	Cash	—	—	10,080	36,000	72,000	—	—
	RSU	4/8/2022	4/8/2022(4)	—	—	—	6,315	700,334
	RSU	4/8/2022	4/8/2022(7)	—	—	—	67,417	7,476,545
	RSU	9/8/2022	9/9/2022(8)	—	—	—	67,575	5,583,722
Greg Tomb	Cash	—	—	5,892	21,041	42,082	—	—
	RSU	6/8/2022	6/9/2022(9)	—	—	—	460,264	50,813,146
_______________
(1)Represents the range of possible payouts to our named executive officers for fiscal 2023 under the Officer Incentive Plan as further described above under “Compensation Discussion and Analysis.” The dollar value of the actual bonus award earned for fiscal 2023 for each named executive officer was zero. As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the named executive officers for the year ended January 31, 2023.
(2)Represents RSU awards granted under the 2019 Plan.
(3)The grant date fair value of each equity award is computed in accordance with FASB ASC 718. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the NEOs upon the vesting or settlement of the RSUs.
(4)Represents a retention bonus RSU award that vests 100% on the one year anniversary of the grant date, subject to each NEO's continuous service with us through such date.
(5)Represents a refresh RSU award that vests over a four year period in equal quarterly installments, subject to the NEO's continuous service with us through each such date.
(6)Represents a supplemental RSU award that vests 100% on June 8, 2022, subject to each NEO's continuous service with us through such date.
(7)Represents a supplemental RSU award that vests over a two year period equal quarterly installments, subject to each NEO's continuous service with us through each such date.
(8)Represents a retention RSU award that vests over four years, with 1/4th of the units vesting on the one-year anniversary of the grant date and the remainder vesting in 12 equal quarterly installments thereafter, subject to Mr. Sankarlingam’s continuous service with us through each such date.
(9)Represents a new hire RSU award that vests over a four year period, with 1/32 of the shares vesting twice per fiscal quarter on our regularly scheduled quarterly vesting dates, subject to Mr. Tomb’s continuous service with us through each such date. As a result of Mr. Tomb’s termination of employment in February 2023, 273,278 of the RSUs reflected in the table above were cancelled.

47.

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table sets forth the outstanding and exercisable and unexercisable stock options and unvested RSU awards held by our named executive officers as of January 31, 2023. The market value for the stock awards was calculated by multiplying the number of shares of our common stock subject to each award by $75.00, which was the closing market price of our common stock on January 31, 2023.

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price Per Share(1)		Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested
Eric S. Yuan	09/24/2018	26,505		—		$4.15		09/24/2023	—	—
	09/24/2018	67,245		—		$3.77		09/24/2028	—	—
	04/08/2022(2)	—	—	—	—	—	—	—	8,420	$631,500
	07/08/2022(3)	—	—	—	—	—	—	—	535,937	$40,195,275
Kelly Steckelberg	09/24/2018	100,000		—		$3.77		09/24/2028	—	—
	01/06/2018	704,604		—		$1.31		01/06/2028	—	—
	04/08/2022(2)	—	—	—	—	—	—	—	6,315	$473,625
	07/08/2022(3)	—	—	—	—	—	—	—	260,064	$19,504,800
Aparna Bawa	09/04/2020(4)	—		—		—		—	11,973	$897,975
	04/08/2022(2)	—		—		—		—	6,315	$473,625
	04/08/2022(5)	—		—		—		—	22,346	$1,675,950
	07/08/2022(3)	—		—		—		—	167,481	$12,561,075
Velchamy Sankarlingam	07/08/2020(4)	—		—		—		—	37,965	$2,847,375
	04/08/2022(2)	—		—		—		—	6,315	$473,625
	04/08/2022(5)	—		—		—		—	42,136	$3,160,200
	09/09/2022(3)	—		—		—		—	63,352	$4,751,400
Greg Tomb	06/09/2022(6)	—		—		—		—	388,346	$29,125,950
_______________
(1)All of the options were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors or Compensation Committee, except that Mr. Yuan’s stock option covering 26,505 shares was granted with an exercise price per share equal to 110% of the fair market value of one share of our common stock on the date of grant in order to comply with tax rules governing options intended to be “incentive stock options.”
(2)100% of the shares subject to the award will vest on the one-year anniversary of the grant date, subject to the named executive officer's continuous service with us as of such vesting date.
(3)6.25% of the shares subject to the award will vest in 16 equal quarterly installments after the grant date, subject to the named executive officer’s continuous service with us as of each such vesting date.
(4)One-fourth of the shares subject to the award will vest on the one year anniversary of the grant date and the remaining shares subject to the award vest in 12 equal quarterly installments measured thereafter, subject to the named executive officer’s continuous service with us as of each such vesting date.
(5)12.5% of the shares subject to the award will vest in 8 equal quarterly installments after the grant date, subject to the named executive officer’s continuous service with us as of each such vesting date.
(6)The shares subject to the award will vest over a four-year period, with 3.125% of the shares vesting twice per fiscal quarter on our regularly scheduled quarterly vesting dates (commencing on the grant date), subject to Mr. Tomb’s continued service
48.

with us through each such vesting date. As a result of Mr. Tomb’s termination of employment in February 2023, 115,068 RSUs accelerated vesting and the remaining 273,278 RSUs were cancelled.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended January 31, 2023, certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Eric S. Yuan	62,500	7,772,080	76,562	5,592,854
Kelly Steckelberg	86,596	8,996,139	37,516	2,755,981
Aparna Bawa	—	—	44,538	3,616,853
Velchamy Sankarlingam	—	—	54,814	4,929,674
Greg Tomb	—	—	71,918	6,059,105
_______________
(1)The value realized on exercise is based on the difference between the closing price of our Class A common stock on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by our named executive officers as a result of the option exercises.
(2)The value realized on vesting is determined by multiplying the number of vested RSUs by the closing price of our Class A common stock on the vesting date. The value realized on vesting does not reflect the actual value received by each named executive officer because a portion of the shares reflected in the table above were withheld by us to satisfy the named executive officer’s tax withholding obligations.
Employment, Severance and Change in Control Agreements
We have entered into offer letters with each of our named executive officers. In December 2018, we entered into a confirmatory offer letter with each of Mr. Yuan, Ms. Steckelberg, and Ms. Bawa. We entered into an offer letter with Mr. Sankarlingam in May 2020 and with Mr. Tomb in May 2022. The offer letters have no specific term and provide for at-will employment and “double trigger” severance benefits upon an involuntary termination in connection with a change in control, as described below under “—Potential Payments upon Termination or Change of Control.”

We maintain a Severance and Change in Control Plan (the “Severance Plan”) that was adopted in August 2022 and provides severance protection to certain Company employees, including each of our named executive officers. The Severance Plan generally replaces and supersedes the severance and change in control benefits in our named executive officers’ offer letters. The Severance Plan provides that, upon an involuntary termination without cause or resignation for good reason, in each case, within the change-in-control period (3 months prior to, or 12 months following, a change in control), the named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (1) a cash payment equal to six months of annual base salary; (2) continued COBRA premium payments for six months following termination; and (3) 100% acceleration of any then-outstanding equity awards. The Severance Plan also provides that upon an involuntary termination without cause or resignation for good reason, in each case, outside of the change in control period, each of our named executive officers will be entitled to 12 months of acceleration of vesting for outstanding and unvested time-based equity awards. The terms “cause,” “good reason” and “change in control” are defined as set forth in the Severance Plan.

We entered into a separation agreement with Mr. Tomb in connection with his termination without cause in March 2023. The separation agreement provides for a release of claims in our favor and the severance benefits described above that are payable upon a termination “without cause” outside of the change in control period (i.e., 12 months accelerated vesting of Mr. Tomb’s outstanding RSU award).
49.

Potential Payments upon Termination or Change of Control
Each of our named executive officers is eligible for severance benefits pursuant to the terms of our Severance and Change in Control Plan, as further described above under “Compensation Discussion and Analysis – Severance and Change in Control Benefits.” In addition, each of our named executive officers hold equity awards that are subject to the terms of the equity incentive plan and award agreement thereunder under which such awards were granted. The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of the fiscal year ending January 31, 2023. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of our fiscal year ending January 31, 2023 using the closing market price of our Class A common stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits. Actual payments and benefits that Mr. Tomb received upon his termination in March 2023 are also described below.

	Involuntary Termination in Connection with a Change in Control(1)				Involuntary Termination not in Connection with a Change of Control	Certain Change in Control Transactions without Termination ($)(4)	Death or Disability of NEO ($)(5)
Name	Cash Severance ($)(2)	COBRA Premium Reimbursement ($)	Equity Acceleration ($)(3)	Total ($)	Partial Equity Acceleration ($)(3)	Equity Acceleration ($)(3)	Equity Acceleration ($)(3)
Eric S. Yuan	225,000	11,400	40,826,775	41,063,175	12,115,875	40,826,775	40,826,775
Kelly Steckelberg	225,000	3,684	19,978,425	20,207,109	6,046,425	19,978,425	19,978,425
Aparna Bawa	225,000	11,400	15,608,625	15,845,025	5,916,300	15,608,625	15,608,625
Velchamy Sankarlingam	225,000	11,400	11,232,600	11,469,000	6,167,025	11,232,600	11,232,600
Greg Tomb(6)	200,000	6,690	29,125,950	29,332,640	8,630,100	29,125,950	29,125,950
_______________
(1)An “involuntary termination” means a termination without cause or a resignation for good reason and other than due to death or disability. An involuntary termination that occurs three months prior to, or twelve months following a change in control is considered occurring “in connection with” such change in control for purposes of each of the named executive officer’s severance benefits listed above.
(2)Represents six months of the named executive officer's annual base salary.
(3)The value of equity acceleration is calculated based on the closing price of $75.00 per share of our Class A common stock as of January 31, 2023, multiplied by the number of unvested RSUs subject to acceleration. All of the unvested outstanding equity awards held by our named executive officers as of January 31, 2023 were RSUs.
(4)These benefits represent full equity acceleration of all awards under the terms of the 2019 Plan if, upon a corporate transaction (as defined in the 2019 Plan), the equity awards will terminate and will not be assumed or continued by the successor or acquirer entity or substituted for a similar award of the successor or acquirer entity and the named executive officers do not terminate employment prior to such corporate transaction. For a description of the potential vesting acceleration provisions in the 2019 Plan, see “Equity Plans – 2019 Equity Incentive Plan” below.
(5)These benefits represent full equity acceleration of all RSU awards upon death or disability of a named executive officer, pursuant to the terms of the RSU agreements provided to named executive officers under the 2019 Plan.
(6)In February 2023, we terminated the employment of Mr. Tomb. Mr. Tomb entered into a separation agreement with us that provides for a release of claims in our favor and the severance benefits described above that are payable upon a termination “without cause” not in connection with a change in control. Accordingly, Mr. Tomb received 12 months of accelerated vesting of his RSU award, resulting in 115,068 RSUs accelerating vesting, and the remaining 273,278 RSUs were cancelled. As a result of his termination, Mr. Tomb is no longer eligible for any of the other severance or change in control benefits described above.
50.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO.

Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC’s regulations for identifying the median employee, calculating annual total compensation and determining the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions. Therefore, our pay ratio disclosure may not be comparable to that reported by other companies, as other companies not only have different employee populations and compensation practices but also may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•We examined the compensation of all of our full-time and part-time employees (other than our CEO) as of November 1, 2022 including individuals employed through a third-party provider. We did not include any independent contractors or contingent workers in our employee population for purposes of this determination.

•To identify our median employee, we utilized a consistently applied compensation measure consisting of base salary paid, bonus or commission payments made and the grant date fair value, calculated in accordance with ASC 718, of equity awards granted, in each case during the period from February 1, 2022 through November 1, 2022. We selected this compensation measure as it captures the principal forms of compensation delivered to our employees and this information is readily available with respect to our employees.

•We annualized the base salary and commission payments for employees who were employed for less than the full fiscal year and then pro-rated these amounts to reflect the period from February 1, 2022 through November 1, 2022.

•For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of November 1, 2022. We did not make any cost-of-living adjustments for employees outside of the United States.
•
After applying the methodology described above, we determined the identity of our median employee for fiscal 2023 and then calculated that employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

As set forth in the Summary Compensation Table, our CEO’s annual total compensation for fiscal 2023 was $75,959,683. The median of the annual total compensation of all of our employees (except for our CEO) for fiscal 2023 was $217,294, resulting in a CEO to median employee pay ratio of approximately 350:1.

Our fiscal 2023 pay ratio is substantially greater than our fiscal 2022 pay ratio due to Mr. Yuan’s four-year “refresh” equity award, which is intended to be equivalent to four years of typical market-based annual grants. For purposes of the pay ratio calculation, issuing larger multi-year periodic grants instead of typical annual equity grants results in the compensation for the CEO appearing uneven because the larger multi-year equity compensation is included in Mr. Yuan’s compensation in the year of grant, while little to no equity compensation is included in the other years.

51.

Item 402(v) Pay Versus Performance

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or our Compensation Committee view the link between our performance and our named executive officers’ pay. For additional information about our pay-for-performance philosophy and how we align executive compensation with Company performance, refer to the “Compensation Discussion and Analysis” section beginning on page 28.

Required Tabular Disclosure of Pay Versus Performance

The amounts set forth below under the headings “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid for NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Compensation Discussion and Analysis” section above.

Fiscal Year	Summary Compensation Table for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually paid to non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income (7) (in thousands)	Non GAAP Income from Operations (in millions)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$75,959,683	$43,840,026	$32,519,158	$20,324,162	$98.30	$142.05	$103,711	$1,579.1
2022	$1,115,089	($26,702,869)	$512,500	($19,780,384)	$202.20	$183.20	$1,375,639	$1,657.1
2021	$949,748	$89,602,053	$10,281,937	$78,892,651	$487.64	$146.11	$672,316	$983.3
_______________
(1)    The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Yuan (our PEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation table for Fiscal Year 2023.”
(2)     The dollar amounts reported in column (c) represent the amount of CAP for Mr. Yuan, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Yuan during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Yuan’s total compensation for each year as reported in the Summary Compensation Table to determine the CAP:

52.

Total Compensation for covered fiscal year (FY) reported in Summary Compensation Table	2023	2022	2021
	$75,959,683	$1,115,089	$949,748
DEDUCT: grant date fair value of equity awards granted during FY(a)	$74,311,158	$0	$0
ADD: fair value as of FY-end of equity awards granted during the year that are outstanding and unvested as of FY-end	$40,826,775	$0	$0
ADD: change as of end of FY in fair value of awards granted in any prior year that are outstanding and unvested as of FY-end	$0	($18,136,074)	$61,575,203
ADD: fair value at vesting date for any equity awards granted during the FY that vested during FY	$5,592,854	$0	$0
ADD: change as of the vesting date (from end of prior FY) in fair value for any equity awards granted in any prior year that vested at the end of or during FY	($4,228,128)	($9,681,884)	$27,077,103
DEDUCT: fair value at the end of the prior FY for awards granted in any prior year that failed to meet applicable vesting conditions during FY	$0	$0	$0
Compensation Actually Paid (as defined by SEC rule)(b)	$43,840,026	($26,702,869)	$89,602,053
(a) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b) Amount of equity award adjustments may differ from amount reported in the table above due to rounding.

(3)    The dollar amounts reported in column (d) represent the average of the amounts reported for our named executive officers as a group (excluding Mr. Yuan) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of our named executive officers (excluding Mr. Yuan) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Kelly Steckelberg, Aparna Bawa, Velchamy Sankarlingam and Greg Tomb; (ii) for 2022, Kelly Steckelberg, Ryan Azus, Aparna Bawa, and Janine Pelosi; and (iii) for 2021, Kelly Steckelberg, Ryan Azus, Aparna Bawa, and Velchamy Sankarlingam.
(4)    The dollar amounts reported in column (e) represent the average amount of CAP for our named executive officers as a group (excluding Yuan), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to our named executive officers as a group (excluding Mr. Yuan) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total reported compensation for our named executive officers as a group (excluding Mr. Yuan) for each year to determine the CAP, using the same methodology described above in Note 2:

Total Compensation for covered fiscal year (FY) reported in Summary Compensation Table	2023	2022	2021
	$32,519,158	$512,500	$10,281,937
DEDUCT: grant date fair value of equity awards granted during FY(a)	$32,126,792	$0	$9,342,072
ADD: fair value as of FY-end of equity awards granted during the year that are outstanding and unvested as of FY-end	$18,050,063	$0	$12,088,275
ADD: change as of end of FY in fair value of awards granted in any prior year that are outstanding and unvested as of FY-end	($989,771)	($13,378,120)	$40,277,153
53.

ADD: fair value at vesting date for any equity awards granted during the FY that vested during FY	$3,571,663	$0	$0
ADD: change as of the vesting date (from end of prior FY) in fair value for any equity awards granted in any prior year that vested at the end of or during FY	($700,159)	($6,914,765)	$25,587,358
DEDUCT: fair value at the end of the prior FY for awards granted in any prior year that failed to meet applicable vesting conditions during FY	$0	$0	$0
Compensation Actually Paid (as defined by SEC rule)(b)	$20,324,162	($19,780,384)	$78,892,651
(a) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b) Amount of equity award adjustments may differ from amount reported in the table above due to rounding.

(5)     TSR is determined based on the value of an initial fixed investment of $100 on December 31, 2019. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period.
(6)    Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. As permitted by SEC rules, the peer group used for this purpose is the group of companies included in the NASDAQ Computer Index, which is the industry peer group used in our Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year ended January 31, 2023. The separate peer group used by the Compensation Committee as a reference point in determining compensation arrangements with our executive officers is described on page 35.
(7)    Net income attributable to Zoom as reported in our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023.

As required by Item 402(v) of Regulation S-K, we have determined that Non-GAAP Income from Operations is the Company-Selected Measure. Non-GAAP Income from Operations is a non-GAAP financial measure, which represents the GAAP income (loss) from operations, excluding stock-based compensation expense and related payroll taxes, expenses related to charitable donation of common stock and acquisition-related expenses. Non-GAAP Income from Operations may not have been the most important financial performance measure for fiscal years 2022 and 2021 and we may determine a different financial performance measure to be the most important financial performance measure in future years. Non-GAAP Income from Operations is one component of our annual performance bonus program in which named executive officers our NEOs participate and is further described in the “Compensation Discussion and Analysis” section above. Our stock price may have a more prominent impact on our CAP year-over-year than Non-GAAP Income from Operations. As further described in CD&A, our executive compensation program is heavily weighted towards equity-based compensation which vests over time based on our executive officers’ continued service and delivers value directly aligned with our stock price.

Required Tabular Disclosure of Most Important Measures

The most important financial performance measures used by us to link CAP to our named executive officers for the most recently completed fiscal year to our performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 28.

Non-GAAP Income from Operations

Net MRR (we define Net MRR as the recurring revenue run-rate of subscription agreements from all customers for the last month of the period, including revenue from monthly subscribers who have not provided any indication that they intend to cancel their subscriptions)
54.

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures

As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between Company total shareholder return and that of the NASDAQ Computer Index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our named executive officers during the applicable years.

Zoom & Peer TSR vs. Compensation Actually Paid
$100
$80
$60
$40
$20
$0
-$20
Compensation Actually Paid ($M)
$480
$380
$280
$180
$80
($20)
Value of $100 Investment From 1/31/2020
$89.60
$78.89
$43.84
^IXCO
$20.32
ZM
($26.70)
($19.78)
1/31/2020
1/31/2021
1/31/2022
1/31/2023
PEO CAP ($M)
Average NEO CAP ($M)
ZM
^IXCO

55.

All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

56.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of January 31, 2023. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	Class A(2)	203,261	$71.40	51,367,131
	Class B(3)	4,597,355	$5.43	—
Equity compensation plans not approved by security holders		—	—	—
TOTAL	Class A and Class B	4,800,616	—	51,367,131
________________
(1)The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.
(2)Includes the following plans: The 2019 Plan and the 2019 Employee Stock Purchase Plan (“ESPP”). Our 2019 Plan provides that on February 1 of each calendar year, starting on February 1, 2020 through February 1, 2029, the number of shares of Class A common reserved for issuance thereunder is automatically increased by a number equal to (i) 5% of the total number of shares of our common stock (both Class A and Class B) outstanding on January 31 of the fiscal year before the date of such automatic increase, or (ii) a lesser number of shares determined by our Board of Directors prior to the applicable February 1. Our ESPP provides that on February 1 of each calendar year, starting on February 1, 2020 through February 1, 2029, the number of shares of Class A common reserved for issuance thereunder is automatically increased by a number equal to the lesser of (i)  1% of the total number of shares of our common stock (both Class A and Class B) outstanding on January 31 of the fiscal year before the date of such automatic increase, and (ii) 7,500,000 shares; provided that before the date of any such increase, our Board of Directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). On February 1, 2023, the number of shares of Class A common stock available for issuance under our 2019 Plan and our ESPP increased by 14,691,142 shares and 2,938,228 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)Includes the following plan: Fourth Amended and Restated 2011 Global Share Plan.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our capital stock as of March 31, 2023, for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group; and
•each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A or Class B common stock
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based percentage ownership of our capital stock on 249,109,284 shares of our Class A common stock and 46,669,611 shares of our Class B common stock outstanding on March 31, 2023. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2023 or issuable pursuant to RSUs which are subject to vesting and settlement conditions to occur within 60 days of March 31, 2023 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Zoom Video Communications, Inc., 55 Almaden Boulevard, 6th Floor, San Jose, California 95113.
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	Class A Common Stock		Class B Common Stock‡
Name of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power†
5% Stockholders
BlackRock, Inc. (1)	12,731,719	5.2%	—	*	1.8%
The Vanguard Group(2)	20,207,290	8.2%	—	*	2.8%
Entities affiliated with Emergence Capital Partners(3)	—	*	6,488,825	13.9%	9.1%
Puccini World Limited(4)	—	*	9,406,815	20.2%	13.1%
Directors and Named Executive Officers
Eric S. Yuan(5)	87,088	*	22,621,242	48.3%	31.6%
Peter Gassner(6)	4,057	*	1,202,720	2.6%	1.7%
Jonathan Chadwick(7)	756	*	105,000	*	*
Lieut. Gen. H.R. McMaster(8)	2,714	*	—	*	*
Janet Napolitano(9)	783	*	—	*	*
Dan Scheinman(10)	—	*	1,664,255	3.6%	2.3%
Santiago Subotovsky (11)	173,643	*	6,488,825	13.9%	9.1%
William McDermott (12)	476	*	—	*	*
Cindy Hoots	—	*	—	*	*
Kelly Steckelberg (13)	51,840	*	791,708	1.7%	1.1%
Aparna Bawa(14)	72,386	*	—	*	*
Velchamy Sankarlingam (15)	83,565	*	—	*	*
All directors and executive officers as a group (12 persons) (16)	477,308	*	32,873,750	68.8%	45.4%
________________
*Represents beneficial ownership of less than 1%
‡The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
†Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to 10 votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances described in “Description of Capital Stock—Class A Common Stock and Class B Common Stock—Voting Rights.”
(1)Information regarding BlackRock, Inc. is based solely upon a Schedule 13G filed with the SEC on February 3, 2023 reporting their beneficial ownership as of December 31, 2022. The Schedule 13G reports that BlackRock, Inc. has sole voting power over 11,380,598 shares of Class A common stock, and sole dispositive power with respect to 12,731,719 shares of Class A common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)Information regarding The Vanguard Group (“Vanguard”) is based solely upon Schedule 13G/A filed by Vanguard with the SEC on February 9, 2023 reporting its beneficial ownership as of December 31, 2022. The Schedule 13G/A reports that Vanguard has shared voting power with respect to 178,826 shares of Class A common stock, sole dispositive power with respect to 19,692,408 shares of Class A common stock and shared dispositive power with respect to 514,882 shares of Class A common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.
(3)Consists of 6,488,825 shares of Class B common stock held of record by Emergence Capital Partners III, L.P. ("ECP III) and EZP Opportunity, L.P. ("EZP"). Emergence Equity Partners III, L.P. ("EEP") is the sole general partner of ECP III and EZP, and may be deemed to beneficially own the shares of stock held directly by each ECP III and EZP. Mr. Subotovsky, one of our directors, is a member of EEP and shares voting and investment control with respect to shares held by the Emergence Entities. The address for Emergence and EZP is 160 Bovet Road, Suite 300, San Mateo, California 94402.
(4)Consists of 9,406,815 shares of Class B common stock held of record by Puccini World Limited. Chau Hoi Shuen Solina Holly is the sole shareholder of Puccini.
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(5)Consists of (i) 40,387 shares of Class A common stock held of record by Zheng Yuan and Hongyu Zhang, cotrustees of the 2018 Yuan and Zhang Revocable Trust, for which Mr. Yuan and his spouse serve as cotrustees, and (ii) 46,701 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2023. and (iii) 22,527,492 shares of Class B common stock held of record by Zheng Yuan and Hongyu Zhang, cotrustees of the 2018 Yuan and Zhang Revocable Trust, for which Mr. Yuan and his spouse serve as cotrustees, and (iv) 93,750 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2023, of which 26,505 shares of Class B common stock are vested as of such date.
(6)Consists of 4,057 shares of Class A common stock and 1,202,720 shares of Class B common stock held of record by Mr. Gassner as of March 31, 2023.
(7)Consists of 756 shares of Class A common stock held of record by Mr. Chadwick and 105,000 shares of Class B common stock held of record by Mr. Chadwick.
(8)Consists of 2,714 shares of Class A common stock held of record by General McMaster.
(9)Consists of 783 shares of Class A common stock held of record by Ms. Napolitano.
(10)Consists of (i) 437,974 shares of Class B common stock held of record by Dan & Zoe Scheinman Trust Dated 2/23/01, for which Mr. Scheinman serves as trustee, (ii) 1,126,281 shares of Class B common stock held of record by The 2017 Scheinman Irrevocable Trust, for which Mr. Scheinman serves as trustee and (iii) 100,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2023, all of which are vested as of such date.
(11)Consists of (i) 173,643 shares of Class A common stock held of record by Mr. Subotovsky, (ii) 6,488,825 shares of Class B common stock held of record by Emergence Capital Partners III, L.P. ("ECP III) and EZP Opportunity, L.P. ("EZP"). Emergence Equity Partners III, L.P. ("EEP") is the sole general partner of ECP III and EZP, and may be deemed to beneficially own the shares of stock held directly by each ECP III and EZP. Mr. Subotovsky is a member of EEP III and shares voting and investment control with respect to the shares held by the Emergence Entities.
(12)Consists of 476 shares of Class A common stock held of record by Mr. Gassner as of March 31, 2023.
(13)Consists of (i) 26,949 shares of Class A common stock held of record by The Steckelberg Trust dated 7/29/2006 and (ii) 24,891 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2023. and (iii) 791,708 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2023 held by Ms. Steckelberg, all of which are vested as of such date.
(14)Consists of (i) 46,639 shares of Class A common stock held of record by Aparna Bawa and Rafik Bawa, cotrustees of the Bawa Family Trust, and (ii) 22,747 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2023.
(15)Consists of (i) 26,436 shares of Class A common stock held of record by Velchamy Sankarlingam, and (ii) 36,060 shares of Class A common stock held of record by the Velchamy Family Trust of which Mr. Sankarlingam serves as co-trustee, and (iii) 21,069 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2023.
(16)Consists of (i) 367,900 shares of Class A common stock beneficially owned by our current executive officers and directors, (ii) 31,888,292 shares of Class B common stock beneficially owned by our current executive officers and directors (iii) 985,458 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2023, all of which are vested as of such date, and (iv) 115,408 shares of Class A common stock issuable upon the settlement of RSUs within 60 days of March 31, 2023.

60.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
We currently have a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not considered related person transactions under this policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to such related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship would not be considered a related party transaction under this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee for review, consideration and approval or ratification. The presentation must include a description of, among other things: all of the parties to the transaction; the material facts of the proposed transaction; the interests, direct and indirect, of the related persons; the purpose of the transaction; the benefits to us of the transaction; whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally; and management’s recommendation with respect to the proposed transaction. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.
Certain Related Person Transactions
The following is a summary of transactions since February 1, 2022, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the sections titled “Executive Compensation” and “Board of Directors and Corporate Governance—Non-Employee Director Compensation.”
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement which provides, among other things, that certain holders of our capital stock, including Eric S. Yuan, Puccini World Limited and entities affiliated with Emergence Capital, have the right to demand that we file a registration statement or request that their shares of our capital stock be included on a registration statement that we are otherwise filing.
Gift Agreement with University of California, Berkeley
In August 2021, we made a gift to the Center for Security in Politics at the University of California, Berkeley's Goldman School of Public Policy. Ms. Napolitano, one of our directors, is the founder and director of the Center for Security in Politics. The gift is for an aggregate amount of $1.0 million, payable over five years beginning on February 1, 2022.
61.

Indemnification
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our amended and restated bylaws also provide our Board of Directors with discretion to indemnify our other officers and employees when determined appropriate by our Board of Directors. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. With certain exceptions, these agreements provide for indemnification for related expenses (including, among other things, attorneys’ fees), judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

62.

OTHER MATTERS
Legal Matters
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as believe, expect, future, intend, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2023 Annual Report on Form 10-K.
Fiscal Year 2023 Annual Report and SEC Filings
Our financial statements for our fiscal year ended January 31, 2023 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.zoom.us and are available from the SEC at its website at www.sec.gov.
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended January 31, 2023 is available without charge upon written request to Zoom Video Communications, Inc., Attention: Investor Relations, 55 Almaden Blvd., 6th Floor, San Jose, California 95113 or via email to investors@zoom.us.

Special Note Regarding Forward-Looking Statements

This proxy statement and other materials we are sending you or that are available to you in connection with the Annual Meeting contain express and implied “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Zoom’s market position, opportunities, and growth strategy, product initiatives and go-to-market motions and the expected benefits resulting from the same, and market trends. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “target,” “explore,” “continue,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. By their nature, these statements are subject to numerous uncertainties and risks, including factors beyond our control, that could cause actual results, performance or achievement to differ materially and adversely from those anticipated or implied in the statements, including: declines in new customers and hosts, renewals or upgrades, difficulties in evaluating our prospects and future results of operations given our limited operating history, competition from other providers of communications platforms, continued uncertainty regarding the extent and duration of the impact of COVID-19 and the responses of government and private industry thereto, including the potential effect on our user growth rate as the impact of the COVID-19 pandemic tapers, particularly as vaccines become widely available and distributed, and users return to work or school or are otherwise no longer subject to limitations on in-person meetings, as well as the impact of COVID-19 on the overall economic environment, any or all of which will have an impact on demand for remote work solutions for businesses as well as overall distributed, face-to-face interactions and collaboration using Zoom, delays or outages in services from our co-located data centers, failures in internet infrastructure or interference with broadband access which could cause current or potential users to believe that our systems are unreliable, market volatility, and global security concerns and their potential impact on regional and global economies and supply chains. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements described under the caption “Risk Factors” and elsewhere in our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2023. Forward-looking statements speak only as of the date the statements are made and are based on information available to Zoom at the time those statements are made and/or management’s good faith belief as of
63.

that time with respect to future events. We assume no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, except as required by law.

* * *
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Jose, California
May 5, 2023

64.

APPENDIX A

Non-GAAP Financial Measures

This proxy statement contains information regarding non-GAAP income from operations, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). We use non-GAAP financial measures internally in analyzing our financial results and believe that the use of non-GAAP financial measures, including non-GAAP income from operations, is useful as an additional tool to evaluate ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. A reconciliation of non-GAAP income from operations to the most directly comparable GAAP measure is provided below.

Non-GAAP Income from Operations

We define non-GAAP income from operations as income from operations excluding stock-based compensation expense and related payroll taxes, acquisition-related expenses, and litigation settlements, net. We exclude stock-based compensation expenses because it is non-cash in nature and excluding this expense provides meaningful supplemental information regarding our operational performance and allows stockholders the ability to make more meaningful comparisons between our operating results and those of other companies. We exclude the amount of employer payroll taxes related to employee stock plans, which is a cash expense, in order for stockholders to see the full effect that excluding stock-based compensation expense had on our operating results. In particular, this expense is dependent on the price of our common stock and other factors that are beyond our control and do not correlate to the operation of the business. We view acquisition-related expenses when applicable, such as amortization of acquired intangible assets, transaction costs, and acquisition-related retention payments that are directly related to business combinations as events that are not necessarily reflective of operational performance during a period. We exclude significant litigation settlements, net of amounts covered by insurance, that we deem not to be in the ordinary course of our business. In particular, we believe the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses and assist in the comparison with the results of other companies in the industry.

The following table presents a reconciliation of our non-GAAP income from operations to our GAAP income from operations as of the period presented:

	Year Ended January 31,
	2023	2022
GAAP income from operations	$245,429	$1,063,591
Add:
Stock-based compensation expense and related payroll taxes	1,301,663	504,336
Litigation settlements, net	(4,226)	66,916
Acquisition-related expenses	36,218	22,277
Non-GAAP income from operations	$1,579,084	$1,657,120

65.

ZOOM VIDEO COMMUNICATIONS, INC.
55 ALMADEN BOULEVARD
SUITE 600
SAN JOSE, CA 95113

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/ZM2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V12750-P92330 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**ZOOM VIDEO COMMUNICATIONS, INC.**

**The Board of Directors recommends you vote FOR ALL the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of three Class I directors to serve until our 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified. | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Eric S. Yuan
02) Peter Gassner
03) Lieut. Gen. H.R. McMaster

**The Board of Directors recommends you vote FOR Proposals 2 and 3:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024. | ☐ | ☐ | ☐ |
| 3. Approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in our proxy statement. | ☐ | ☐ | ☐ |

**NOTE:** Your proxy holder will also vote on any other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

66.

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V12751-P92330

**ZOOM VIDEO COMMUNICATIONS, INC.**
**Annual Meeting of Stockholders**
**June 15, 2023 10:00 AM PDT**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Eric S. Yuan, Kelly Steckelberg and Jeff True, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZOOM VIDEO COMMUNICATIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM PDT on June 15, 2023 via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/ZM2023, and any adjournment or postponement thereof. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any and all adjournments and postponements thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and on such other matters as may properly come before said meeting.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

67.